As filed with the Securities and Exchange Commission on August 7, 2026
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
NATIONAL HEALTHCARE PROPERTIES, INC.
(Exact Name of Registrant as Specified in Its Charter)
Maryland
(State or Other Jurisdiction of
Incorporation or Organization)
38-3888962
(I.R.S. Employer
Identification Number)
540 Madison Ave., 27th Floor
New York, New York 10022
(332) 258-8770
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)
Michael Anderson
Chief Executive Officer and President
Andrew Babin
Chief Financial Officer and Treasurer
National Healthcare Properties, Inc.
540 Madison Avenue, 27th Floor
New York, NY 10022
(332) 258-8770
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)
With Copies to:
Joseph A. Herz, Esq.
Win Rutherfurd, Esq.
Timothy W. Donovan, Esq.
Greenberg Traurig, LLP
One Vanderbilt Avenue
New York, New York 10017
Tel: (212) 801-9200
Approximate Date of Commencement of Proposed Sale to the Public: From time to time after this Registration Statement becomes effective as determined by market conditions and other factors.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PROSPECTUS

NATIONAL HEALTHCARE PROPERTIES, INC.
COMMON STOCK, PREFERRED STOCK, STOCK PURCHASE CONTRACTS,
DEBT SECURITIES, GUARANTEES, DEPOSITARY SHARES, WARRANTS AND UNITS
We or one or more selling security holders to be identified in a supplement to this prospectus, referred to as our selling security holders, may offer, issue and sell from time to time, together or separately, common stock, $0.01 par value per share (“common stock”) (including shares of Class A common stock, $0.01 par value per share (“Class A common stock”), which will automatically convert into shares of common stock on October 18, 2026), preferred stock, par value $0.01 per share (“preferred stock”), stock purchase contracts, debt securities, guarantees, depositary shares, warrants, and units, in each case up to an indeterminate total dollar amount.
This prospectus describes some of the general terms that apply to the securities and the general manner in which these securities may be offered and sold. We will provide the specific information about the offering and the specific terms, amounts and offering prices of the securities being offered, and the identity of any selling security holders, in one or more prospectus supplements. You should read this prospectus and any applicable prospectus supplement carefully before you invest. We may also authorize one or more free writing prospectuses to be provided to you in connection with the offering. The prospectus supplement and any free writing prospectus also may add, update or change information contained or incorporated in this prospectus.
We or our selling security holders may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, see “Plan of Distribution” in this prospectus. The prospectus supplement also will set forth the price to the public of the securities and the net proceeds that we expect to receive from the sale of such securities.
Our Class A common stock is listed on the Nasdaq Global Market (“Nasdaq”), under the symbol “NHP,” our 7.375% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share (“Series A Preferred Stock”), is listed on Nasdaq under the symbol “NHPAP,” and our 7.125% Series B Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share (“Series B Preferred Stock”), is listed on Nasdaq under the symbol “NHPBP.” On August 6, 2026, the last reported sale price of our Class A common stock on Nasdaq was $16.83 per share, the last reported sale price of our Series A Preferred Stock on Nasdaq was $25.15 per share, and the last reported sale price of our Series B Preferred Stock on Nasdaq was $25.15 per share.
Investing in our securities involves risks. See “Risk Factors” on page 2 hereof as well as the risk factors contained in documents we file with the Securities and Exchange Commission and which are incorporated by reference in this prospectus.
We impose certain restrictions on the ownership and transfer of our capital stock. You should read the information under the section entitled “Description of Capital Stock—Restrictions on Transfer and Ownership of Stock” in this prospectus for a description of these restrictions.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is August 7, 2026

i

ABOUT THIS PROSPECTUS
This prospectus is part of an automatic “shelf” registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to this automatic “shelf” registration statement, we or our selling security holders may sell, from time to time, any combination of the securities described in this prospectus in one or more offerings. The types of securities that we may offer and sell from time to time pursuant to the prospectus are: common stock; preferred stock; stock purchase contracts; debt securities; guarantees; depositary shares; warrants; and units, in each case up to an indeterminate total dollar amount. The exhibits to our registration statement and documents incorporated by reference contain the full text of certain contracts and other important documents that we have summarized in this prospectus or that we may summarize in a prospectus supplement. Because these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits and other documents can be obtained from the SEC as indicated under the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.”
You should rely only on the information contained in or incorporated by reference into this prospectus, any applicable prospectus supplement or any applicable free writing prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus or any prospectus supplement will supersede the information in this prospectus or such prospectus supplement. Before purchasing any securities, you should carefully read this prospectus, any supplement and any free writing prospectus related to the applicable securities that is prepared by us or on our behalf or that is otherwise authorized by us, together with the additional information described under the heading “Incorporation of Certain Documents by Reference.” You should assume that the information appearing in this prospectus, any applicable prospectus supplement, any applicable free writing prospectus and the documents incorporated by reference herein or therein is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus only provides you with a general description of the securities we or our selling security holders may offer, which is not meant to be a complete description of each security. Each time we or our selling security holders sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully both this prospectus and any prospectus supplement together with the additional information described under the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
Unless otherwise indicated or the context requires otherwise, in this prospectus and any prospectus supplement hereto, references to “our company,” “we,” “us” and “our” mean National Healthcare Properties, Inc., a Maryland corporation, and its consolidated subsidiaries, including, without limitation, National Healthcare Properties Operating Partnership, L.P., a Delaware limited partnership of which we are the sole general partner, which we refer to as “our Operating Partnership” or the “OP”.

RISK FACTORS
Investing in our securities involves risks. Before purchasing the securities offered by this prospectus you should carefully consider the risks, uncertainties and additional information (i) set forth in our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are incorporated, or deemed to be incorporated, by reference into this prospectus, and in the other documents incorporated by reference in this prospectus that we file with the SEC after the date of this prospectus and which are deemed incorporated by reference in this prospectus and (ii) contained in any applicable prospectus supplement. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.” The risks and uncertainties we discuss in the documents incorporated by reference in this prospectus are those that we currently believe may materially affect us. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may materially and adversely affect our business, financial condition, results of operations, and prospects.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein, including our Annual Report on Form 10-K for the year ended December 31, 2025 and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995 (collectively with the Securities Act and Exchange Act, the “Acts”). We intend for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in the Acts. All statements (other than statements of historical fact) in this prospectus regarding our prospects, expectations, intentions, plans, financial position and business strategy may constitute forward-looking statements. Forward-looking statements generally can be identified by the use of terminology such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “should,” “predict,” “project,” “potential,” “continue” or the negatives of these terms or variations of them or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry in which we operate as well as our evaluations of historical trends, current conditions, expected future developments and other factors that we believe are appropriate in these circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. Forward-looking statements are only predictions and reflect our views as of the date they are made with respect to future events and financial performance. They involve risks, uncertainties and assumptions. Many factors could affect our actual results and could cause actual results to differ materially from those expressed in the forward-looking statements.
Risks and uncertainties, the occurrence of which could adversely affect our business and cause actual results to differ materially from those expressed or implied in the forward-looking statements include, but are not limited to, the following:
•	changes in economic cycles generally and in the real estate and healthcare markets specifically;
•
the success of our growth strategy, including our ability to successfully identify, complete and integrate new acquisitions or to complete dispositions, in each case on the terms and timing we expect, or at all;

•	changes to inflation and interest rates;
•	competition in the real estate and healthcare markets;
•	our ability to retain certain key personnel;
•	legislative and regulatory changes in the healthcare and real estate industries;
•	reductions or changes in reimbursement from third-party payors, including Medicare and Medicaid;
•	discovery of previously undetected environmentally hazardous conditions;
•	our ability to pay down, refinance, restructure or extend our indebtedness as it becomes due;
•	system failures, cyber incidents or deficiencies in our cybersecurity systems;
•	the availability of capital on favorable terms, or at all;
•	our ability to remain qualified as a REIT; and
•	our Operating Partnership’s ability to remain qualified as a partnership or a disregarded entity for U.S. federal income tax purposes.
Additionally, we operate in a very competitive environment. New risks emerge from time to time, and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking statements contained and incorporated by reference in this prospectus might not prove to be accurate, and you should not place undue reliance upon them or otherwise rely upon them as predictions of future events. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You should carefully consider these risks before you make an investment decision with respect to our securities.

For more information regarding risks that may cause our actual results to differ materially from any forward-looking statements, see “Risk Factors.” We disclaim any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.

THE COMPANY
This summary highlights selected information about us and does not contain all the information that is important to you. You should carefully read this prospectus, each applicable prospectus supplement and the documents to which we have referred to in “Incorporation of Certain Documents by Reference” on page 50 of this prospectus for information about us and our financial condition and results of operation.
Overview
We are a self-managed real estate investment trust (“REIT”) focused on acquiring, owning and investing in a diversified portfolio of healthcare real estate, with an emphasis on providing senior housing to serve a growing elderly population in the United States (“U.S.”).
As of June 30, 2026, our portfolio consisted of 39 senior housing communities, with 3,616 units, and 130 outpatient medical facilities, with approximately 3.7 million square feet of gross leasable area. Our properties are located in 29 states, providing geographic diversification and exposure to markets that we believe exhibit strong senior housing and healthcare demand fundamentals.
We operate two operating and reportable business segments: senior housing operating portfolio (“SHOP”) communities and outpatient medical facilities (“OMF”). In the SHOP segment, we invest in senior housing communities through the REIT Investment Diversification and Empowerment Act of 2007 (“RIDEA”) structure. Under RIDEA, a REIT may lease “qualified healthcare properties” on an arm’s length basis to a TRS if the property is operated on behalf of such subsidiary by a person who qualifies as an “eligible independent contractor.” As of June 30, 2026, we had three eligible independent contractors operating 39 senior housing communities. In the OMF segment, we own, manage and lease single and multi-tenant OMFs where, in addition to base rent, tenants are required to pay their pro rata share of property operating expenses and certain capital expenditures, which may be subject to expense exclusions and floors. As of June 30, 2026, we managed all OMFs directly, without the use of third party service providers.
On April 23, 2026, pursuant to a Registration Statement filed with the SEC on Form S-11, as amended, we completed our public offering (the “Offering”) and issued an aggregate of 44,275,000 shares of Class A common stock (which included shares of Class A common stock issued pursuant to the underwriters’ exercise of their overallotment option on April 28, 2026), for aggregate gross offering proceeds of approximately $531.3 million. In connection with the Offering, our Class A common stock became listed on The Nasdaq Global Market under the symbol “NHP” and began trading on April 22, 2026. Each share of our Class A common stock will automatically convert into one share of our existing common stock, $0.01 par value per share, on October 18, 2026 (the “Class A Conversion”), and all shares of common stock will subsequently be listed and freely tradeable on The Nasdaq Global Market under the symbol “NHP.”
Corporate Information
National Healthcare Properties, Inc. is a Maryland corporation and was incorporated on October 16, 2012. Our principal executive offices are located at 540 Madison Ave., 27th Floor, New York, NY 10022, and our phone number is (332) 258-8770. Our website can be found at www.nhpreit.com. The information contained on, or accessible through, our website is not incorporated into, and does not form a part of, this prospectus, any prospectus supplement or any other report or document we file with or furnish to the SEC.

USE OF PROCEEDS
Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the offering of securities under this prospectus for general corporate purposes, which may include funding our investment activity, repaying outstanding indebtedness, for working capital and other general purposes. Further details relating to the use of the net proceeds from the offering of securities under this prospectus will be set forth in the applicable prospectus supplement.
We will not receive any of the proceeds of the sale by any selling security holders of the securities covered by this prospectus.

DESCRIPTION OF THE SECURITIES
This prospectus contains summary descriptions of the shares of common stock (including Class A common stock), shares of preferred stock, stock purchase contracts, debt securities, guarantees, depositary shares, warrants and units that we or our selling security holders may offer from time to time. As further described in this prospectus, these summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the accompanying prospectus supplement and other offering material. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

DESCRIPTION OF CAPITAL STOCK
The following summary of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.” The particular terms of the shares of common stock (including Class A common stock) and preferred stock being offered and the extent to which the general provisions may apply will be described in the applicable prospectus supplement. If so indicated in the applicable prospectus supplement, the terms of any class or series of shares of capital stock may differ from the terms set forth below, except with respect to those terms required by our charter and bylaws.
General
Our charter authorizes us to issue up to 350,000,000 shares of stock, consisting of 200,000,000 shares of common stock, $0.01 par value per share, 100,000,000 shares of Class A common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, $0.01 par value per share. As of June 30, 2026, we had the following issued and outstanding: (i) 72,904,876 shares of common stock, including shares of our Class A common stock that will automatically convert to shares of common stock pursuant to the Class A Conversion; (ii) 3,289,061 shares of our Series A Preferred Stock; and (iii) 2,850,427 shares of our Series B Preferred Stock. For a description of the terms of any other class or series of preferred stock we may issue in the future, in addition to the applicable prospectus supplement, see the articles supplementary classifying such class or series of preferred stock, which will be filed or incorporated by reference in this prospectus, and the description of such class or series of preferred stock contained in Exhibit 4.8 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC on February 20, 2026, including any subsequently filed amendments thereto and reports filed for the purpose of updating such description, which may be obtained as described above under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
Our board of directors (“Board”), with the approval of a majority of the entire Board and without any action taken by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of our authorized shares of stock or the number of shares of stock of any class or series that we have authority to issue. Under Maryland law, stockholders are not generally liable for our debts or obligations solely as a result of their status as stockholders.
Common Stock
General
Subject to the preferential rights, if any, of holders of any other class or series of our stock and to the provisions of our charter relating to the restrictions on ownership and transfer of our stock, the holders of our common stock:
•	have the right to receive ratably any distributions from funds legally available therefor, when, as and if authorized by our Board and declared by us; and
•	are entitled to share ratably in all of our assets available for distribution to holders of our common stock upon liquidation, dissolution or winding up of our affairs.
Upon issuance for full payment therefor, all common stock issued by us will be fully paid and non-assessable. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of our common stock. Holders of our common stock generally will have no appraisal rights.
Subject to the provisions of our charter relating to the restrictions on ownership and transfer of our stock and except as may otherwise be provided in the charter, holders of our common stock are entitled to one vote per share on all matters on which holders of our common stock are entitled to vote at all meetings of our stockholders. The holders of our common stock do not have cumulative voting rights.
See “Certain Provisions of the Maryland General Corporation Law and our Charter and Bylaws” for more information.
Class A Common Stock
The terms of our Class A common stock are identical to the terms of our common stock, except that each share of our Class A common stock will automatically convert into one share of our common stock on October 18, 2026.

Except as noted below, the automatic conversion feature of the Class A common stock is the only difference between the terms of the Class A common stock and the common stock. Prior to the Class A Conversion, the holders of Class A common stock will have exclusive voting rights on any amendment to our charter that would alter only the contract rights of the Class A common stock.
Preferred Stock
General
Under our charter, our Board, without stockholder approval, is authorized to cause us to issue shares of preferred stock in one or more classes or series, to establish the number of shares in each class or series and to fix the terms preferences, conversions or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series. Our Board could authorize the issuance of additional shares of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transactions that holders of common stock (including our Class A common stock) might believe to be in their best interests or in which holders of some, or a majority, of the shares of common stock (including our Class A common stock) might receive a premium for their shares over the then market price of such shares of common stock or Class A common stock, as applicable.
Some of the rights, preferences, privileges and restrictions of the shares of preferred stock of a class or series may include the following:
•	distribution rights;
•	conversion rights;
•	voting rights;
•	redemption rights and terms of redemptions; and
•	liquidation preferences.
The preferred stock we may offer from time to time under this prospectus, when issued, will be duly authorized, fully paid and nonassessable.
Any shares of our preferred stock that we issue could rank senior to our shares of common stock with respect to the payment of distributions, in which case we could not pay any distributions on such junior shares until full distributions have been paid with respect to such shares of our preferred stock.
The rights, preferences, privileges and restrictions of each class or series of shares of our preferred stock will be fixed by articles supplementary relating to the class or series. We will describe the specific terms of the particular class or series of shares of our preferred stock offered in the prospectus supplement relating to that class or series.
Series A Preferred Stock
We have issued Series A Preferred Stock that ranks senior to shares of our common stock and on parity with our Series B Preferred Stock with respect to rights to receive dividends and to participate in distributions or payments upon our voluntary or involuntary liquidation, dissolution or winding up.
This description summarizes some of the terms of our Series A Preferred Stock. Because it is only a summary, it does not contain all the information that may be important to you and is subject to and qualified in its entirety by reference to our charter and bylaws, which are filed as exhibits to our most recent Annual Report on Form 10-K and are incorporated by reference herein, as well the description of our Series A Preferred Stock contained in Exhibit 4.8 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC on February 20, 2026 and incorporated by reference herein. We encourage you to read our charter, our bylaws and the description of our Series A Preferred Stock contained in Exhibit 4.8 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC on February 20, 2026 for additional information.
Series B Preferred Stock
We have issued Series B Preferred Stock that ranks senior to shares of our common stock and on parity with our Series A Preferred Stock with respect to rights to receive dividends and to participate in distributions or payments upon our voluntary or involuntary liquidation, dissolution or winding up.

This description summarizes some of the terms of our Series B Preferred Stock. Because it is only a summary, it does not contain all the information that may be important to you and is subject to and qualified in its entirety by reference to our charter and bylaws, which are filed as exhibits to our most recent Annual Report on Form 10-K and are incorporated by reference herein, as well the description of our Series B Preferred Stock contained in Exhibit 4.8 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC on February 20, 2026 and incorporated by reference herein. We encourage you to read our charter, our bylaws and the description of our Series B Preferred Stock contained in Exhibit 4.8 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC on February 20, 2026 for additional information.
Power to Reclassify Shares of Our Stock
Our Board may classify any unissued shares of our preferred stock, and reclassify any unissued shares of our common stock or any previously classified but unissued shares of our preferred stock, into other classes or series of our stock, including one or more classes or series of our stock that have priority over our common stock with respect to voting rights, distributions or upon liquidation, and authorize us to issue the newly classified shares. Prior to the issuance of shares of each class or series, our Board is required by the Maryland General Corporation Law (“MGCL”) and our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each such class or series. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.
Restrictions on Transfer and Ownership of Stock
In order for us to qualify as a REIT under the Code, shares of our stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be taxed as a REIT has been made) or during a proportionate part of a shorter taxable year. Also, under Section 856(h) of the Code, a REIT cannot be “closely held.” In this regard, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).
Our charter contains restrictions on the ownership and transfer of shares of our common stock (including our Class A common stock) and other outstanding shares of stock. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class (including our Class A common stock) or series of shares of our stock; we refer to these limitations as the “ownership limits.”
The constructive ownership rules under the Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% in value of the aggregate of our outstanding shares of stock or 9.8% (in value or in number of shares, whichever is more restrictive) of any class (including our Class A common stock) or series of shares of our stock (or the acquisition of an interest in an entity that owns, actually or constructively, shares of our stock by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to violate the ownership limits.
Our Board may, upon receipt of certain representations, undertakings and agreements and in its sole discretion, exempt (prospectively or retroactively) any person from the ownership limits and establish a different limit, or excepted holder limit, for a particular person if the person’s ownership in excess of the ownership limits will not then or in the future result in our being “closely held” under Section 856(h) of the Code (without regard to whether the person’s interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT. In order to be considered by our Board for exemption, a person also must not own, actually or constructively, an interest in one of our tenants (or a tenant of any entity which we own or control) that would cause us to own, actually or constructively, more than a 9.9% interest in the tenant unless the revenue derived by us from such tenant is sufficiently small that, in the opinion of our Board, rent from such tenant would not adversely affect our ability to qualify as a REIT. The person seeking an exemption must provide such representations and undertakings to the satisfaction of our Board that it will not violate these two restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer to a charitable trust of the shares of stock causing the violation. As a condition of granting an exemption or creating an excepted holder limit, our Board may, but is not required to, obtain an opinion of counsel or IRS ruling satisfactory to our Board with respect to our qualification as a REIT and may impose such other conditions or restrictions as it deems appropriate.
Our Board may increase or decrease the ownership limits. Any decrease in the ownership limits will not be effective for any person whose percentage ownership of shares of our stock is in excess of such decreased limits until such person’s percentage ownership of shares of our stock equals or falls below such decreased limits (other than a decrease as a result of a retroactive change in existing law, which will be effective immediately), but any further acquisition of shares of our stock in excess of such percentage ownership will be in violation of the applicable decreased limits. Our Board may not increase or decrease the ownership limits if, after giving effect to such increase or decrease, five or fewer persons could beneficially own or constructively own in the aggregate more than 49.9% in value of the shares of our stock then outstanding. Prior to any modification of the ownership limits, our Board may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our qualification as a REIT.
Our charter further prohibits:
•
any person from beneficially or constructively owning, applying certain attribution rules of the Code, shares of our stock that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT; and

•
any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits or any of the other foregoing restrictions on ownership and transfer of our stock will be required to immediately give written notice to us or, in the case of a proposed or attempted transaction, give, at least 15 days’ prior written notice to us, and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The ownership limits and the other restrictions on ownership and transfer of our stock will not apply if our Board determines that it is no longer in our best interests to continue to qualify as a REIT or that compliance with the restrictions on ownership and transfer of our stock is no longer required in order for us to qualify as a REIT.
If any transfer of shares of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons, such transfer will be void from the time of such purported transfer and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of shares of our stock or any other event would otherwise result in:
•	any person violating the ownership limits or such other limit established by our Board; or
•
us being “closely held” under Section 856(h) of the Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT,

then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will automatically be transferred to, and held by, a charitable trust for the exclusive benefit of one or more charitable organizations selected by us, and the intended transferee will acquire no rights in such shares. The transfer will be deemed to be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the charitable trust. A person who, but for the transfer of the shares to the charitable trust, would have beneficially or constructively owned the shares so transferred is referred to as a “prohibited owner,” which, if appropriate in the context, also means any person who would have been the record owner of the shares that the prohibited owner would have so owned. If the transfer to the charitable trust as described above would not be effective, for any reason, to prevent violation of the applicable restriction on ownership and transfer contained in our charter, then our charter provides that the transfer of the shares will be void from the time of such purported transfer.
Shares of stock transferred to a charitable trust are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid per share in the transaction that resulted in such transfer to the charitable trust (or, if the event that resulted in the transfer to the charitable trust did not involve a purchase of such shares of stock at market price, defined generally as the last reported sales price reported on the principal national securities exchange on which the shares are listed and admitted to trading, the market price per share of such stock on the day of the event which resulted in the transfer of such shares of stock to the charitable trust) and (ii) the market price on the date we, or our designee, accept such offer. We may reduce the amount payable to the charitable trust by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the charitable trust as described below. We may pay the amount of such reduction to the charitable trust for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee of the charitable trust has sold the shares held in the charitable trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, and the charitable trustee must distribute the net proceeds of the sale to the prohibited owner.
Within 20 days of receiving notice from us of the transfer of the shares to the charitable trust, the charitable trustee will sell the shares to a person or entity designated by the charitable trustee who could own the shares without violating the ownership limits or the other restrictions on ownership and transfer of our stock described above. After that, the charitable trustee must distribute to the prohibited owner an amount equal to the lesser of (i) the price paid by the prohibited owner for the shares in the transaction that resulted in the transfer to the charitable trust (or, if the event that resulted in the transfer to the charitable trust did not involve a purchase of such shares at market price, the market price per share of such stock on the day of the event that resulted in the transfer to the charitable trust) and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the charitable trust for the shares. The charitable trustee may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the charitable trust. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any dividends and other distributions thereon. In addition, if, prior to discovery by us that shares of stock have been transferred to a charitable trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the charitable trust and to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the charitable trust upon demand by the charitable trustee. The prohibited owner will have no rights in the shares held by the charitable trust.
The charitable trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the charitable trust, the charitable trustee will receive, in trust for the charitable beneficiary, all distributions made by us with respect to such shares and may also exercise all voting rights with respect to such shares. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the charitable trust will be paid by the recipient to the charitable trust upon demand by the charitable trustee. These rights will be exercised for the exclusive benefit of the charitable beneficiary.
Subject to Maryland law, effective as of the date that the shares have been transferred to the charitable trust, the charitable trustee will have the authority, at the charitable trustee’s sole discretion:
•	to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the charitable trustee; and
•	to recast the vote in accordance with the desires of the charitable trustee acting for the benefit of the charitable beneficiary.
However, if we have already taken irreversible corporate action, then the charitable trustee may not rescind and recast the vote.
If our Board determines that a proposed transfer would violate the restrictions on ownership and transfer of our stock set forth in our charter, our Board may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.
Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding shares of all classes or series of our stock, including common stock, will be required to give written notice to us within 30 days after the end of each taxable year stating the name and address of such owner, the number of shares of each class and series of our stock that the person beneficially owns and a description of the manner in which such shares are held. Each such owner will be required to provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder will, upon demand, be required to provide to us such information as we may request in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.
Any certificates representing shares of our stock, or any written statements of information delivered in lieu of certificates, will bear a legend referring to the restrictions described above.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock (including our Class A common stock), our Series A Preferred Stock and our Series B Preferred Stock is Computershare Trust Company, N.A. The principal business address of the transfer agent and registrar is P.O. Box 43007, Providence, RI 02940-3007.
Listing
Series A Preferred Stock is listed on Nasdaq under the symbol “NHPAP,” and our Series B Preferred Stock is listed on Nasdaq under the symbol “NHPBP.” Our Class A common stock is listed on Nasdaq under the symbol “NHP.” Our common stock (then including the shares of common stock issued pursuant to the Class A Conversion) will be listed on Nasdaq on October 18, 2026 under the same symbol, “NHP.”

DESCRIPTION OF OTHER SECURITIES
We will set forth in the applicable prospectus supplement a description of any stock purchase contracts, debt securities, guarantees, depositary shares, warrants and units issued by us that may be offered and sold pursuant to this prospectus. The terms of the offering of any such securities, including the initial offering price and the net proceeds to us will be contained in the applicable prospectus supplement.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW AND OUR
CHARTER AND BYLAWS
The following is a summary of certain important provisions of Maryland law, our charter and our bylaws in effect as of the date of this prospectus, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. This summary with respect to our charter and our bylaws is qualified in its entirety by reference to the full text of such documents.
Number of Directors; Vacancies; Removal
We presently have six directors. This number may be increased or decreased from time to time pursuant to the bylaws, but may never be less than the minimum number required by the MGCL or more than 15. At each annual meeting of our stockholders, our stockholders will elect each of our directors to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualified. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. We have elected by a provision of our charter to be subject to a provision of Maryland law requiring that, except as otherwise provided in the terms of any class or series of preferred stock, vacancies on our Board may be filled only by the remaining directors and that any individual elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualified. Any director may resign at any time by delivering his or her notice to our Board, the chairman of our Board or our secretary.
Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock, any or all directors may be removed from office only for “cause” by the affirmative vote of the stockholders, entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors. For the purpose of this provision of our charter, “cause” means, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty.
Action by Stockholders
Under the MGCL, common stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous consent in lieu of a meeting (unless the charter provides for a lesser percentage, which our charter does not). These provisions, combined with the requirements of our charter and bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.
Stockholder Rights Plan
We do not currently have a stockholder rights plan, and do not intend to adopt a stockholder rights plan in the future without (i) the approval of our stockholders by a majority of the votes cast on the matter or (ii) seeking ratification from our stockholders by a majority of the votes cast on the matter within 12 months of adoption of the plan if our Board determines, in the exercise of the directors’ duties under applicable law, that it is in our best interests to adopt a rights plan without the delay of seeking prior stockholder approval.
Meetings and Special Voting Requirements
Unless otherwise provided by statute and subject to our charter restrictions on ownership and transfer of our stock and the terms of each class or series of stock, including with respect to the vote by the stockholders for the election of the directors, each holder of common stock (including our Class A common stock) is entitled at each meeting of stockholders to one vote per share owned by such stockholder on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of our Board, which means that the holders of a majority of shares of our outstanding common stock (including our Class A common stock) can elect all the directors then standing for election and the holders of the remaining shares of common stock (including our Class A common stock) will not be able to elect any directors. In addition, prior to the Class A Conversion, the holders of Class A common stock will have exclusive voting rights on any amendment of our charter that would alter only the contract rights of the Class A common stock.
Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter. Our charter provides for approval of these matters by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter (except for certain charter amendments relating to director resignation and removal and the vote required for certain amendments). However, our operating assets are held by our subsidiaries and these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.
Pursuant to our charter and bylaws, an annual meeting of our stockholders for the purpose of the election of directors and the transaction of any business will be held annually on a date and at the time and place set by our Board. Special meetings of stockholders to act on any matter that may properly be considered at a meeting of stockholders may be called by our Board, the chair of our Board, the president or the chief executive officer and, subject to the satisfaction of certain procedural requirements, must be called by our secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on the matter at the meeting. The presence of stockholders entitled to cast at least a majority of all the votes entitled to be cast at such meeting on any matter, either in person or by proxy, will constitute a quorum.
Our Board has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.
No Appraisal Rights
As permitted by the MGCL, our charter provides that stockholders will not be entitled to exercise appraisal rights unless a majority of our Board determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights.
Dissolution
Our dissolution must be declared advisable by a majority of our entire Board and approved by the affirmative vote of stockholders entitled to cast not less than a majority of the votes entitled to be cast on such matter.
Business Combinations
Under the MGCL, certain “business combinations,” including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland corporation and an “interested stockholder,” defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder. The super-majority vote requirements do not apply if the corporation’s common stockholders (including holders of our Class A common stock) receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. Under the MGCL, a person is not an “interested stockholder” if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A corporation’s board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.
These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Our Board has, by board resolution, exempted business combinations between us and any person from the business combination provisions of the MGCL. However, we cannot assure you that our Board will not opt to be subject to such business combination provisions in the future. Notwithstanding the foregoing, an alteration or repeal of this resolution will not have any effect on any business combinations that have been consummated or upon any agreements existing at the time of such alteration or repeal.

Control Share Acquisitions
The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (i) the person that has made or proposed to make the control share acquisition; (ii) an officer of the corporation; or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are shares of voting stock which, if aggregated with all other such shares owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (a) one-tenth or more but less than one-third; (b) one-third or more but less than a majority; or (c) a majority or more of all voting power. Control shares do not include shares that the acquirer is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in MGCL), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.
If voting rights are not approved at the meeting or if the acquirer does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved, or, if no such meeting is held, as of the date of the last control share acquisition by the acquirer. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights, unless the corporation’s charter provides otherwise. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.
The control share acquisition statute does not apply to (i) shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or (ii) acquisitions approved or exempted by the charter or bylaws of the corporation.
Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our stock. This bylaw provision may be amended or eliminated at any time in the future.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits the board of directors of a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:
•	a classified board of directors;
•	a two-thirds vote requirement for removing a director;
•	a requirement that the number of directors be fixed only by vote of the directors;
•
a requirement that a vacancy on the board of directors be filled only by the remaining directors and, if the board of directors is classified, for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

Our charter sets forth our election pursuant to Subtitle 8 that, except as may be provided by our Board in setting the terms of any class or series of preferred stock, vacancies on our Board may be filled only by the remaining directors, even if the remaining directors do not constitute a quorum, and that any individual elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies. Our Board is not currently classified, and we have not elected to be subject to any of the other provisions of Subtitle 8, including the provision that would permit us to classify our Board without stockholder approval. Moreover, our Board has adopted a resolution providing, and we have filed Articles Supplementary to our charter to provide that, without the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors, we may not elect to be subject to the provision of Subtitle 8 that would permit us to classify our Board without stockholder approval. Through provisions in our charter and bylaws unrelated to Subtitle 8, we (i) require a two-thirds vote for the removal of any director from our Board, (ii) vest in our Board the exclusive power to fix the number of directorships and (iii) require, unless called by the chair of our Board, our Chief Executive Officer or President or our Board, the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on any matter that may properly be considered at a meeting of stockholders to call a special meeting to act on such matter.
Advance Notice of Director Nominations and New Business
Our bylaws provide that nominations of individuals for election to our Board or proposals of other business may be made at an annual meeting (i) pursuant to our notice of meeting, (ii) by or at the direction of our Board or (iii) by any stockholder of record at the record date set by our Board for the purpose of determining stockholders entitled to vote at the annual meeting, at the time of giving of notice pursuant to the bylaws and at the time of the annual meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures set forth in our bylaws. Our bylaws currently require the stockholder to provide notice to the secretary containing the information required by our bylaws not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of our proxy statement for the preceding year’s annual meeting.
With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our Board may be made at a special meeting, (i) by or at the direction of our Board, or (ii) provided that the special meeting has been called in accordance with our bylaws for the purpose of electing directors, by any stockholder who is a holder of record at the record date set by our Board for the purpose of determining stockholders entitled to vote at the special meeting, at the time of giving of notice and at the time of the special meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who complies with the notice procedures set forth in our bylaws. Such stockholder may nominate one or more individuals, as the case may be, for election as a director if the stockholder’s notice containing the information required by our bylaws is delivered to the secretary not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Eastern Time, on the later of (i) the 90th day prior to such special meeting or (ii) the tenth day following the day on which public announcement is first made of the date of the special meeting and the proposed nominees of our Board to be elected at the meeting.
Proxy Access Procedures for Qualifying Stockholders
Our bylaws permit a stockholder, or a group of no more than 20 stockholders, that owns at least 3% or more of the shares of our common stock continuously for at least three years to nominate and include in our proxy materials candidates for election as directors of the Company, subject to certain terms and conditions. Such stockholder(s) or group(s) of stockholders may nominate director candidates constituting 20% of our Board, provided that the stockholder(s) and the director nominee(s) satisfy the eligibility, notice and other requirements specified in our bylaws.
Indemnification and Limitation of Directors’ and Officers’ Liability
Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law. This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us, although the equitable remedies may not be an effective remedy in some circumstances.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of  (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the appropriate standard of conduct was not met.
Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
•	any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; and
•
any individual who, while our director or officer and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of us or a predecessor of us.
We also maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities with us.
We have entered into an indemnification agreement with each of our directors and officers, and certain former directors and officers, providing for indemnification of such directors and officers. The indemnification agreements provide that each indemnitee is entitled to indemnification unless it is established that (i) the act or omission of an indemnitee was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) such indemnitee actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, such indemnitee had reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements further limit each indemnitee’s entitlement to indemnification in cases where (i) the proceeding was one by or in the right of us and such indemnitee was adjudged to be liable to us, (ii) such indemnitee was adjudged to be liable on the basis that personal benefit was improperly received in any proceeding charging improper personal benefit to such indemnitee or (iii) the proceeding was brought by such indemnitee, except in certain circumstances.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Exclusive Forum
Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, is the sole and exclusive forum for (i) any Internal Corporate Claim, as such term is defined in the MGCL, or any successor provision thereof, other than any action arising under federal securities laws, including, without limitation, (ii) any derivative action or proceeding brought on our behalf, (a) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders or (b) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL, our charter or our bylaws or (iii) any other action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine.
Our bylaws also provide that, unless we consent in writing, none of the foregoing actions, claims or proceedings may be brought in any court sitting outside the State of Maryland and the federal district courts are, to the fullest extent permitted by law, the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following summary discusses the material U.S. federal income tax considerations associated with our qualification and taxation as a REIT and the acquisition, ownership and disposition of shares of our capital stock, including our common stock (including our Class A common stock) and preferred stock. Supplemental U.S. federal income tax considerations relevant to the acquisition, ownership and disposition of the other securities offered by this prospectus may be provided in the prospectus supplement or a free writing prospectus that relates to those securities or a document incorporated by reference in the prospectus supplement. For purposes of this section, references to “the company,” “we,” “our” and “us” mean only National Healthcare Properties, Inc. and do not include any of its subsidiaries, except as otherwise indicated. This summary is based upon the Code, the regulations promulgated under the Code (the “Treasury Regulations”) by the U.S. Department of the Treasury (“Treasury”), rulings and other administrative pronouncements issued by the IRS and judicial decisions, all as in effect as of the date of this prospectus, and all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. Any such change could affect the validity of this discussion. No ruling on the U.S. federal, state or local tax considerations relevant to our operation or to the purchase, ownership or disposition of shares of our stock, has been requested from the IRS or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary is also based upon the assumption that our operation, and the operation of our subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreements. This summary does not discuss any state, local or non-U.S. tax considerations, or any tax considerations arising under any U.S. federal tax laws other than U.S. federal income tax laws. This summary is for general information only and does not purport to address the U.S. federal income or other tax considerations applicable to holders of shares of our stock that are subject to special treatment under U.S. federal income tax law, including, for example:
•	U.S. expatriates and former citizens or long-term residents of the United States;
•	U.S. Stockholders (as defined below) whose “functional currency” is not the U.S. dollar;
•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
•	banks, insurance companies and other financial institutions;
•	pension plans or other tax-exempt organizations, except to the extent summarized below;
•	“qualified foreign pension funds” or entities wholly owned by a qualified foreign pension fund;
•	dealers in securities or currencies;
•	traders in securities that elect to use a mark-to-market method of accounting;
•	persons that hold their stock as part of a straddle, hedge, constructive sale or conversion transaction;
•	persons subject to special tax accounting rules under Code Section 451(b);
•	REITs and regulated investment companies; and
•	persons who acquired shares of our stock through the exercise of an employee stock option or otherwise as compensation.
This summary assumes that security holders hold shares of our stock as a capital asset, which generally means as property held for investment.
The U.S. federal income tax treatment of holders of our common stock (including our Class A common stock) depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our common stock (including our Class A common stock) will depend on the stockholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the federal, state, local and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging or otherwise disposing of shares of our common stock (including our Class A common stock).

Taxation of Our Company
We have elected to be taxed as a REIT under Code Sections 856 through 860 commencing with our taxable year ended on December 31, 2013. We believe that we have been organized and operated and intend to continue operating in such a manner as to qualify for taxation as a REIT so long as our Board determines that REIT qualification remains in our best interest. However, we cannot assure you that we will meet the applicable requirements under U.S. federal income tax laws, which are highly technical and complex.
Greenberg Traurig, LLP has acted as our tax counsel in connection with our filing of this prospectus and has rendered an opinion to us, as of the date of this prospectus, to the effect that, commencing with our taxable year ended on December 31, 2020, we have been organized and operated in conformity with the requirements for qualification as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that the opinion of Greenberg Traurig, LLP is based on various assumptions relating to our organization and operation and is conditioned upon fact-based representations and covenants made by our management regarding our organization, assets and income, and the past, present and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Greenberg Traurig, LLP or by us that we will qualify as a REIT for any particular year. The opinion is expressed as of the date issued and will not cover subsequent periods. Counsel will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.
Qualification and taxation as a REIT depend on our ability to meet on a continuing basis, through actual operating results, distribution levels and diversity of stock and asset ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Greenberg Traurig, LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any tax year will satisfy such requirements for qualification and taxation as a REIT. Greenberg Traurig, LLP has no obligation to update its opinion subsequent to the date of the opinion.
Taxation of REITs in General
Provided that we comply with the applicable provisions in the Code and qualify as a REIT, generally we will be entitled to a deduction for dividends that we pay to our stockholders and therefore will not be subject to U.S. federal corporate income tax on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that a corporation and its stockholder generally bear together. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when income is distributed. In general, the income that we generate is taxed only at the stockholder level upon distribution to our stockholders.
Certain domestic stockholders that are individuals, trusts or estates are taxed on corporate distributions at a maximum rate of 20%. With limited exceptions, however, distributions from us or from other entities that are taxed as REITs are generally not eligible for this rate and will continue to be taxed at rates applicable to ordinary income. See “—Taxation of U.S. Stockholders—Taxation of Taxable U.S. Stockholders—Tax Rates.”
Any net operating losses and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “—Taxation of U.S. Stockholders.”
Although we can eliminate or substantially reduce our U.S. federal income tax liability by maintaining our REIT qualification and paying sufficient dividends, we will be subject to U.S. federal tax in the following circumstances:
•	We will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gain.
•
If we fail to satisfy either the 95% Gross Income Test or the 75% Gross Income Test (each of which is described below), but nonetheless maintain our qualification as a REIT because other requirements have been met, we will be subject to a tax equal to the product of (i) the amount by which we failed the 75% or 95% Gross Income Test (whichever amount is greater) multiplied by (ii) a fraction intended to reflect our profitability.

•
We will be subject to an excise tax if we fail to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year, we must distribute the sum of (i) 85% of our REIT ordinary income for the calendar year, (ii) 95% of our REIT capital gain net income for the calendar year and (iii) the excess, if any, of the grossed up required distribution (as defined in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed under this formula and the amount actually distributed and would not be deductible by us.

•
If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held for sale to customers in the ordinary course of business, such income would be subject to a 100% tax.

•
We will be subject to U.S. federal income tax at the corporate rate on any non-qualifying income from foreclosure property, although we will not own any foreclosure property unless we make loans or accept purchase money notes secured by interests in real property and foreclose on the property following a default on the loan or foreclose on property pursuant to a default on a lease.

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If we fail to satisfy any of the Asset Tests (as defined below), other than a failure of the 5% or 10% assets tests that does not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the amount determined by multiplying the corporate tax rate by the net income generated by the non-qualifying assets during the period in which we failed to satisfy the Asset Tests.

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If we fail to satisfy any other provision of the Code that would result in our failure to continue to qualify as a REIT (other than a requirement of the Gross Income Tests or the Asset Tests) and that violation is due to reasonable cause, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure.

•
We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders. Such penalties generally would not be deductible by us.

•
If we acquire any asset from a corporation that is subject to full corporate-level U.S. federal income tax in a transaction in which our basis in the asset is determined by reference to the transferor corporation’s basis in the asset, and we recognize gain on the disposition of such an asset during the five-year period beginning on the date we acquired such asset, then the excess of the fair market value as of the beginning of the applicable recognition period over our adjusted basis in such asset at the beginning of such recognition period will be subject to U.S. federal income tax at the corporate rate. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.

•	A 100% tax may be imposed on transactions between us and a TRS that do not reflect arm’s-length terms.
•
The earnings of our subsidiaries that are C corporations, other than a subsidiary that is a QRS, including any subsidiary we may elect to treat as a TRS will generally be subject to U.S. federal corporate income tax.

•
We may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include his, her or its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in his, her or its income as long-term capital gain, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for his, her or its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our stock. Stockholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gain in accordance with Treasury Regulations to be promulgated.

In addition, notwithstanding our qualification as a REIT, we and our subsidiaries may be subject to a variety of taxes, including state and local and foreign income, property, payroll and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

REIT Qualification Requirements
The Code defines a REIT as a corporation, trust or association:
(i)	which is managed by one or more trustees or directors;
(ii)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;
(iii)	which would be taxable as a domestic corporation but for its qualification as a REIT;
(iv)	which is neither a financial institution nor an insurance company;
(v)	the beneficial ownership of which is held by 100 or more persons (determined without attribution to the owners of any entity owning our stock);
(vi)
which is not “closely held,” meaning that at any time during the last half of each tax year, no more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified entities);

(vii)
which makes an election to be taxed as a REIT for the current tax year, or has made this election for a previous tax year, which election has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to maintain qualification as a REIT;

(viii)	which uses a calendar year for U.S. federal income tax purposes; and
(ix)	which meets other tests described below, including with respect to the nature of its income and asset and annual distribution requirements.
The Code provides that conditions (i) through (iv) must be met during each tax year for which REIT qualification is sought, and that condition (v) must be met on at least 335 days in each tax year of 12 months, proportionately adjusted for a short tax year. Conditions (v) and (vi) do not have to be met during a corporation’s initial tax year as a REIT (which, in our case, was 2013). Our charter contains certain provisions intended, among other purposes, to enable us to meet requirements (v) and (vi) above. First, subject to certain exceptions, our charter provides that no person may beneficially or constructively own (applying certain attribution rules under the Code) more than 9.8% in value of the aggregate of our outstanding shares of capital stock and not more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class (including our Class A common stock) or series of shares of our capital stock, without the approval of our Board. See “Description of Capital Stock—Restrictions on Transfer and Ownership of Stock.” These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (v) and (vi) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our share and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (vi) above, we will be treated as having met this requirement.
To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our distributions in their gross income). Our charter contains provisions requiring each holder of shares of our stock to disclose, upon demand, constructive or beneficial ownership of shares as deemed necessary to comply with these requirements. We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury Regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information.
We have adopted December 31 as our year end, thereby satisfying condition (viii).
Effect of Subsidiary Entities
Ownership of Interests in Partnership

An unincorporated domestic entity, such as a partnership, limited liability company or trust, that has a single owner generally is not treated as an entity separate from its parent for U.S. federal income tax purposes. An unincorporated domestic entity with two or more owners generally is treated as a partnership for U.S. federal income tax purposes. A REIT that is a partner in an entity treated as a partnership for U.S. federal income tax purposes, will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to its proportionate share of the income of that entity. The REIT’s proportionate share of the partnership’s assets and income is based on its interest in partnership capital (except that for purposes of the 10% value test discussed below, see “—Asset Tests—Additional Asset Tests,” the REIT’s proportionate share of the partnership’s assets is based on its proportionate interest in the equity and certain debt securities issued by the partnership). The assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, our pro rata share of the assets and items of income of any subsidiary entity treated as a partnership for U.S. federal income tax purposes in which we own an interest, including the Operating Partnership, is treated as our assets and items of income for purposes of the Asset Tests and Gross Income Tests (each as defined below).
We expect to control our subsidiary entities treated as partnerships for U.S. federal income tax purposes, including the Operating Partnership, and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any partnership or limited liability company and that entity takes or expects to take actions that could jeopardize our qualification as a REIT or require us to pay tax, we may be forced to dispose of our interest in that entity. In addition, it is possible that a partnership or limited liability company could take an action that could cause us to fail an Asset Test or Gross Income Test (each as defined below), and that we would not become aware of the action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.
Ownership of Interests in Disregarded Subsidiaries
We may from time-to-time own certain assets through subsidiaries that we intend to be treated as QRSs. A corporation will qualify as our QRS if we own, directly or indirectly, 100% of the corporation’s outstanding stock and do not elect with the subsidiary to treat it as a TRS, as described below. A QRS is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a QRS are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for purposes of the Asset Tests and Gross Income Tests (each as defined below). A QRS is not subject to U.S. federal income tax, but may be subject to state or local tax, and our ownership of the stock of a QRS will not violate the restrictions on ownership of securities, as described below under “—Asset Tests.” While we currently hold all of our investments through the Operating Partnership and subsidiaries of the Operating Partnership, we also may hold investments separately, through QRSs. Because a QRS must be wholly owned by a REIT, any QRS utilized by us would have to be owned by us, or another QRS, and could not be owned by the Operating Partnership unless we own 100% of the equity interest in the Operating Partnership. Other entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the Asset Tests and Gross Income Tests (each as defined below). Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”
If a disregarded subsidiary ceases to be wholly owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another one of our disregarded subsidiaries), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the Asset Tests and Gross Income Tests (each as defined below), including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “—Asset Tests” and “—Gross Income Tests” below.
Ownership of Interests in Taxable Corporate Subsidiaries
In general, we may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat such subsidiary corporation as a TRS. A corporation with respect to which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. We generally may not own more than

10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. Overall, no more than 25% (20% for taxable years beginning after December 31, 2017 and before January 1, 2026) of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.
The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate and may reduce our ability to make distributions to our stockholders.
We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or activities that would be treated in our hands as prohibited transactions.
Certain restrictions imposed on TRSs limit the deductibility of interest paid or accrued by a TRS to its parent REIT to ensure that such TRS will be subject to appropriate levels of U.S. federal income taxation. Further, a 100% excise tax may be imposed on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s length basis. We intend to scrutinize all of our transactions with any of our subsidiaries that are treated as a TRS in an effort to ensure that we do not become subject to this excise tax; however, we cannot assure you that we will be successful in avoiding this excise tax.
Ownership of Interests in Subsidiary REITs
We may acquire direct or indirect interests in one or more entities that will elect to be taxed as REITs under the Code, or a “Subsidiary REIT.” A Subsidiary REIT is subject to the various REIT qualification requirements and other limitations described herein that are applicable to us. If a Subsidiary REIT were to fail to qualify as a REIT, then (i) that Subsidiary REIT would become subject to U.S. federal income tax and (ii) the Subsidiary REIT’s failure to qualify could have an adverse effect on our ability to comply with the Asset Tests and Gross Income Tests (each as defined below), and thus could impair our ability to qualify as a REIT unless we could avail ourselves of certain relief provisions.
Gross Income Tests
For each calendar year, we must satisfy two separate tests based on the composition of our gross income, which we refer to as the “Gross Income Tests.”
75% Gross Income Test
At least 75% of our gross income for the tax year (excluding gross income from prohibited transactions and certain hedging and foreign currency transactions) must result from (i) rents from real property, (ii) interest on obligations secured by mortgages on real property or on interests in real property, (iii) gains from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) other than property held primarily for sale to customers in the ordinary course of our trade or business, (iv) dividends from other qualifying REITs and gain (other than gain from prohibited transactions) from the sale of shares of other qualifying REITs, (v) income from other specified investments relating to real property or mortgages thereon (which does not include gains from the sale of a non-qualified publicly offered REIT debt instrument) and (vi) for a limited time, temporary investment income (as described under the 75% Asset Test below). We refer to this requirement as the “75% Gross Income Test.” We intend to invest funds not otherwise invested in real properties in cash, cash equivalents or other liquid investments which will allow us to realize income that satisfies the 75% Gross Income Test.
95% Gross Income Test
At least 95% of our gross income (excluding gross income from prohibited transactions and certain hedging and foreign currency transactions) for the tax year must be derived from (i) sources that satisfy the 75% Gross Income Test, (ii) dividends, (iii) interest or (iv) gain from the sale or disposition of stock or other securities that are not assets held primarily for sale to customers in the ordinary course of our trade or business. We refer to this requirement as the “95% Gross Income Test.” It is important to note that dividends and interest on obligations not collateralized by an interest in real property qualify under the 95% Gross Income Test, but not under the 75% Gross Income Test. We intend to invest funds not otherwise invested in properties in cash, cash equivalents or other liquid investments which will allow us to realize income that satisfies the 95% Gross Income Test.
Rents from Real Property
Income attributable to a lease of real property generally will qualify as “rents from real property” under the 75% Gross Income Test and the 95% Gross Income Test if the lease is respected as a true lease for U.S. federal income tax purposes and if all the conditions described below are met.
•
The amount of rent is not based in whole or in part on the income or profits of any person from the underlying property. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales, including amounts above a base amount so long as the base amount is fixed at the time the lease is entered into, the provisions are in accordance with normal business practice and the arrangement is not an indirect method for basing rent on income or profits;

•
Subject to certain exceptions regarding TRSs as tenants described below, we are not related to tenants of our properties. Accordingly, neither we nor an actual or constructive owner of 10% or more of our stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant;

•
Rent attributable to personal property that is leased in connection with a lease of real property is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property”; and

•
We generally do not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We are permitted, however, to perform directly certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. In addition, we are permitted to employ an independent contractor from whom we derive no revenue to provide customary services to our tenants, or a TRS, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent that we receive from those tenants to fail to qualify as “rents from real property.” Our Board intends to hire qualifying independent contractors or to utilize TRSs to render services which it believes, after consultation with our tax advisors, are not usually or customarily rendered in connection with the rental of space.

Amounts we receive as rent from a TRS of ours, however, will not be excluded from the definition of “rents from real property” by reason of the related party rules described above in two scenarios.
First, amounts received by us from a TRS with respect to any “qualified health care properties” (and certain other properties) we own and lease to the TRS generally will be considered rents from real property only if the following conditions are met:
•
Each qualified health care property is not managed or operated by us or the TRS to which it is leased, but rather is managed or operated by an “eligible independent contractor” that qualifies for U.S. federal tax purposes as an independent contractor that is actively engaged in the trade or business of operating qualified health care properties for persons not related to us or the TRS. The test for an independent contractor’s eligibility is made at the time the independent contractor enters into a management agreement or other similar service contract with the TRS to operate the qualified health care property;

•
A “qualified health care property” includes any real property, and any personal property incident to the real property, that is, or is necessary or incidental to the use of, a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility that extends medical, nursing, or ancillary services to patients, and that is operated by a provider of those services that is eligible for participation in the Medicare program with respect to the facility; and

•
The TRS may not directly or indirectly provide to any person, under a franchise, license or otherwise, rights to any brand name under which any qualified health care property is operated, except with respect to an independent contractor in relation to facilities it manages for or leases from us.

We expect that all qualified health care properties we acquire and lease to a TRS will be operated in accordance with these requirements with the result that amounts received from a TRS will be considered rents from real property. The TRS will pay tax at regular corporate rates on any income it earns from the lease of our qualified health care properties, as well as any other income it earns.
Second, if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by our other tenants for comparable space the rents paid by the TRS will be considered rents from real property. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled TRS” is modified and such modification results in an increase in the rents payable by such TRS, any such increase will not qualify as rents from real property. For purposes of this rule, a “controlled TRS” is a TRS in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such TRS.
We have represented that, with respect to our leasing activities, we will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (excluding rent based on a percentage of receipts or sales, as described above), (ii) charge rent that will be attributable to personal property in an amount greater than 15% of the total rent received under the applicable lease or (iii) enter into any lease with a related party tenant other than the lease of qualified health care properties to our TRSs.
Interest Income
All interest income qualifies under the 95% Gross Income Test, and interest on loans secured by real property or an interest in real property qualifies under the 75% Gross Income Test; provided, that in both cases, the interest does not depend, in whole or in part, on the income or profits of any person (excluding amounts based on a fixed percentage of receipts or sales). If a loan is secured by both real property and other property, the interest on it may nevertheless qualify under the 75% Gross Income Test. Interest income constitutes qualifying mortgage interest for purposes of the 75% Gross Income Test to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a tax year exceeds the fair market value of the real property on the date that we committed to acquire the loan, or agreed to modify the loan in a manner that is treated as an acquisition of a new loan for U.S. federal income tax purposes, then the interest income generally will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% Gross Income Test only to the extent that the interest is allocable to the real property. For purposes of the preceding sentence, however, pursuant to IRS guidance we do not need to re-determine the fair market value of real property in connection with a loan modification that is occasioned by a default or made at a time when we reasonably believe the modification to the loan will substantially reduce a significant risk of default on the original loan, and the modification will not be treated as a prohibited transaction. We intend to structure our loans secured by real property so that the amount of the loan does not exceed the fair market value of the real property at the time of the loan commitment so that income generated through any investments in loans secured by real property should be treated as qualifying income under the 75% Gross Income Test.
Dividend Income
We may receive, directly or indirectly, distributions from TRSs or other corporations that are not REITs or QRSs. These distributions are generally classified as dividends to the extent of the earnings and profits of the distributing corporation. These distributions generally constitute qualifying income for purposes of the 95% Gross Income Test, but not the 75% Gross Income Test. Any dividends received by us from a REIT will be qualifying income for purposes of both the 95% and 75% Gross Income Tests. We will monitor the amount of the dividend and other income from our TRSs and will take actions intended to keep this income, and any other non-qualifying income, within the limitations of the Gross Income Tests. Although we intend to take these actions to prevent a violation of the Gross Income Tests, we cannot guarantee that our actions will in all cases prevent a violation.

Fee Income
Any fee income that we earn generally will not be qualifying income for purposes of either Gross Income Test. Any fees earned by a TRS, however, will not be included for purposes of our Gross Income Tests.
Prohibited Transaction Income
The net gain that we realize on the sale of an asset (other than foreclosure property) held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, either directly or through any pass-through subsidiaries or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to us, will be treated as income from a “prohibited transaction” that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. However, the gross income from any prohibited transaction is excluded from both the 75% and 95% Gross Income Tests. See “—Prohibited Transactions” below.
Failure to Satisfy the Gross Income Tests
If we fail to satisfy one or both of the 75% or 95% Gross Income Tests for any tax year, we may retain our qualification as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These provisions will be available generally if (i) our failure was due to reasonable cause and not due to willful neglect, (ii) we attach to our return a schedule describing the nature and amount of each item of our gross income in accordance with Treasury Regulations, which have not yet been issued and (iii) any incorrect information on such schedule was not due to fraud with intent to evade U.S. federal income tax. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. If these relief provisions are available, we would be subject to a tax equal to the greater of the amount by which we failed the 75% or 95% Gross Income Test, as applicable, multiplied by a fraction meant to reflect our profitability.
Based on the discussion above, we believe that we have satisfied, and will continue to satisfy, the 75% and 95% Gross Income Tests outlined above on a continuing basis beginning with our first tax year as a REIT.
Asset Tests
At the close of each calendar quarter of the tax year, we must satisfy five tests, summarized below, based on the composition of our assets which we refer to as the “Asset Tests.” After initially meeting the Asset Tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the Asset Tests at the end of a later quarter solely due to changes in value of our assets. In addition, if the failure to satisfy the Asset Tests results from an acquisition during a quarter, the failure generally can be cured by disposing of non-qualifying assets within 30 days after the close of that quarter. We will continue to maintain adequate records of the value of our assets to ensure compliance with these tests and will act within 30 days after the close of any quarter as may be required to cure any noncompliance.
75% Asset Test
First, at least 75% of the value of our assets must be represented by “real estate assets,” cash, cash items (including receivables) and government securities, which we refer to as the “75% Asset Test.” Real estate assets include real property (including interests in real property and interests in mortgages on real property or on interests in real property), shares in other qualifying REITs, debt instruments that are issued by publicly offered REITs (i.e., a REIT that is required to file annual and periodic reports with the SEC under the Exchange Act) and stock or debt instruments we purchase that are attributable to the temporary investment of “new capital,” but only for the one-year period beginning on the date we received the new capital. Property will qualify as being attributable to the temporary investment of new capital if the money used to purchase the stock or debt instrument is received by us in exchange for our stock or in a public offering of debt obligations that have a maturity of at least five years. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.
Additional Asset Tests
Except as described below, the remaining 25% of our assets generally may be invested subject to certain restrictions.
Second, the aggregate value of all securities of TRSs that we hold may not exceed 25% (20% for taxable years beginning after December 31, 2017 and before January 1, 2026) of the value of our total assets.

Third, no more than 25% of the value of our assets may be represented by publicly offered REIT debt instruments that do not otherwise qualify as real estate assets under the 75% Asset Test (e.g., a debt instrument issued by a publicly offered REIT that is not secured by a mortgage on real property).
Fourth, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets.
Fifth, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and QRSs and the 10% value test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.
Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by a non-publicly offered REIT may not so qualify (although such debt will not be treated as “securities” for purposes of the 10% value test, as explained below).
Certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute “straight debt,” which means a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code and (iii) in the case of an issuer that is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled TRSs” as defined in the Code, hold any securities of the corporate or partnership issuer that (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership). Such securities also include (i) any loan made to an individual or an estate, (ii) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (iii) any obligation to pay rents from real property, (iv) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (v) any security (including debt securities) issued by another REIT and (vi) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% Gross Income Test described above under “—Gross Income Tests.” In applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.
We believe that our holdings of real estate assets and other securities comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. There can be no assurance, however, that we will be successful in this effort. In this regard, to determine compliance with these requirements, we will need to estimate the value of our assets, and we do not expect to obtain independent appraisals to support our conclusions as to the total value of our assets or the value of any particular security or other asset. Moreover, values of some assets, including our interests in TRSs, may not be susceptible to a precise determination and are subject to change in the future. Although we are and will continue to be prudent in making these estimates, there can be no assurance that the IRS will agree with these determinations and may assert that a different value is applicable, in which case we might not satisfy the Asset Tests, and we could fail to qualify as a REIT.
Failure to Satisfy the Asset Tests
A REIT is able to cure certain asset test violations. As noted above, a REIT cannot own securities of any one issuer (other than those qualifying under the 75% Asset Test or securities of one or more QRS or TRS) representing more than 5% of the total value of the REIT’s assets or more than 10% of the outstanding securities, by vote or value, of any one issuer. However, a REIT would not lose its REIT qualification for failing to satisfy these 5% or 10% asset tests in a quarter if the failure is due to the ownership of assets the total value of which does not exceed the lesser of (i) 1% of the total value of the REIT’s assets at the end of the quarter for which the measurement is done, and (ii) $10 million; provided, that in either case the REIT either disposes of the assets within six months after the last day of the quarter in which the REIT identifies the failure (or such other time period prescribed by the Treasury, or otherwise meets the requirements of those rules by the end of that period).
If a REIT fails to meet any of the asset test requirements for a quarter and the failure exceeds the de minimis threshold described above, then the REIT still would be deemed to have satisfied the requirements if: (i) following the REIT’s identification of the failure, the REIT files a schedule with a description of each asset that caused the failure, in accordance with Treasury Regulations; (ii) the failure was due to reasonable cause and not to willful neglect; (iii) the REIT disposes of the assets within six months after the last day of the quarter in which the identification occurred or such other time period as is prescribed by the Treasury (or the requirements of the rules are otherwise met within that period); and (iv) the REIT pays a tax on the failure equal to the greater of (a) $50,000, or (b) an amount determined (under Treasury Regulations) by multiplying (1) the rate of tax for corporations under Code Section 11, by (2) the net income generated by the assets that caused the failure for the period beginning on the first date of the failure and ending on the date the REIT has disposed of the assets (or otherwise satisfies the requirements).
Annual Distribution Requirements
In addition to the other tests described above, we are required to distribute dividends (other than capital gain dividends) to our stockholders each year in an amount at least equal to the excess of: (i) the sum of: (a) 90% of our REIT taxable income (determined without regard to the deduction for dividends paid and by excluding any net capital gain); plus (b) 90% of the net income (after tax) from foreclosure property; over (ii) the sum of specified items of non-cash income over 5% of our REIT taxable income, computed without regard to our net capital gains and the deduction for dividends paid. Whether sufficient amounts have been distributed is based on amounts paid in the tax year to which they relate, or in the following tax year if we: (i) declared a dividend before the due date of our tax return (including extensions); (ii) distribute the dividend within the 12-month period following the close of the tax year (and not later than the date of the first regular dividend payment made after such declaration); and (iii) file an election with our tax return. Additionally, dividends that we declare in October, November or December in a given year payable to stockholders of record on a specified date in any such month will be treated as both having been paid by us and received by the stockholder on December 31st of such year, provided that we actually paid the dividend during January of the following year.
For our tax years commencing prior to January 1, 2015, for distributions to have been counted towards satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not have been “preferential dividends.” A dividend was not a preferential dividend if the distribution was (i) pro rata among all outstanding shares of stock within a particular class, and (ii) in accordance with the preferences among different classes of stock as set forth in our organizational documents.
To the extent that we distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to U.S. federal income tax at the corporate tax rate on the retained portion. We may elect to retain, rather than distribute, some or all of our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase the adjusted basis of their stock by the difference between (i) the amounts of capital gain dividends that we designated and that they include in their taxable income, and (ii) the tax that we paid on their behalf with respect to that income.
We also will be subject to an excise tax if we fail to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year and avoid the excise tax, we must distribute the sum of (i) 85% of our REIT ordinary income for the calendar year, (ii) 95% of our REIT capital gain net income for the calendar year and (iii) the excess, if any, of the grossed up required distribution (as defined in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed and the amount actually distributed and would not be deductible by us.
Except as provided below, our deduction (and the deduction of any of our subsidiary partnerships) for net business interest expense properly allocable to a trade or business generally will be limited to 30% of taxable income, as adjusted for certain items of income, gain, deduction or loss. Any business interest deduction that is disallowed due to this limitation may be carried forward to future tax years. If we or any of our subsidiary partnerships are subject to this interest expense limitation, our REIT taxable income for a tax year may be increased. Taxpayers that conduct certain real estate businesses may elect not to have this interest expense limitation apply to them, provided that they use an alternative depreciation system to depreciate certain property, which generally imposes longer class lives. We believe that we and our subsidiary partnerships that are subject to this interest expense limitation will be eligible to make this election. If this election is made, although we or such subsidiary partnership, as applicable, would not be subject to the interest expense limitation described above, depreciation deductions may be reduced and, as a result, our REIT taxable income for a tax year may be increased. We (and the Operating Partnership) have elected to be treated as an “electing real property trade or business” and, accordingly, are not subject to the interest expense limitation described above under Code Section 163(j). However, we (and the Operating Partnership) are required to use the alternative depreciation system to depreciate certain property and, as a result, our depreciation deductions may be reduced. Accordingly, our REIT taxable income (and, in turn, our distribution requirements) for a tax year may be increased.
We will closely monitor the relationship between our REIT taxable income and cash flow, and if necessary to comply with the annual distribution requirements, will attempt to borrow funds to fully provide the necessary cash flow or to pay dividends in the form of taxable in-kind distributions of property, including taxable stock dividends. If we fail to meet the annual distribution requirements as a result of an adjustment to our U.S. federal income tax return by the IRS, or under certain other circumstances, we may cure the failure by paying a “deficiency dividend” (plus penalties and interest to the IRS) within a specified period.
Recordkeeping Requirements
We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualification as a REIT.
Prohibited Transactions
Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business, either directly or through any pass-through subsidiary or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to us. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held as inventory or for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on the particular facts and circumstances. No assurance can be given that any property sold by us, any pass-through subsidiary or a borrower that has issued a shared appreciation mortgage or similar debt instrument to us will not be treated as inventory or property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code (summarized below) that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. We intend to structure our activities to avoid prohibited transaction characterization.
A safe harbor under the Code provides an exception to prohibited transaction treatment for the sale of property that is a real estate asset under the 75% Asset Test if:
•	the REIT has held the property for at least two years;
•
the aggregate expenditures made by the REIT, or any partner, during the two-year period preceding the date of sale which are includable in the basis of the property are not in excess of 30% of the property’s net selling price;

•
when combined with other sales in the year, either (i) the REIT does not make more than seven sales of property during the tax year (excluding sales of foreclosure property or in connection with an involuntary conversion), the “Seven Sales Exception,” (ii) the sale occurs in a year during which the REIT disposes of less than 10% of its assets (measured by U.S. federal income tax basis or fair market value, and ignoring involuntary dispositions and sales of foreclosure property) or (iii) the sale occurs in a year during which the REIT disposes of less than 20% of its assets (measured by U.S. federal income tax basis or fair market value, and ignoring involuntary dispositions and sales of foreclosure property) if the three-year average adjusted basis or fair market value does not exceed 10%;

•	in the case of property which consists of land or improvements, was held for production of rental income for at least two years; and

•
if the Seven Sales Exception is not satisfied, substantially all of the marketing and development expenditures were made through an independent contractor from whom the REIT does not derive any income or a TRS.

Although we may eventually sell each of the properties that we own or acquire, our primary intention in holding, acquiring and operating properties is the production of rental income and we do not expect to hold any property for sale to customers in the ordinary course of our business.
Derivatives and Hedging Transactions
We and our subsidiaries have entered and may continue to enter into hedging transactions with respect to interest rate exposure or currency rate fluctuations on one or more of our assets or liabilities that qualify as “hedging transactions” under the Code and Treasury Regulations. These hedging transactions can take a variety of forms, including derivative instruments, such as interest rate swap contracts, interest rate cap and floor contracts, futures and forward contracts and options. Income from a hedging transaction, including gain from the sale, disposition or termination of a position in such a transaction, that is clearly identified as a hedging transaction as specified in the Code and Treasury Regulations, will not constitute gross income for purposes of the 95% Gross Income Test or 75% Gross Income Test. The term “hedging transaction” for these purposes generally means (i) any transaction we enter into in the normal course of our business primarily to manage risk of (a) interest rate changes or fluctuation on indebtedness incurred or to be incurred by us to acquire or carry real estate assets or (b) currency fluctuations with respect to any item of income or gain that would qualify under the 75% Gross Income Test or the 95% Gross Income Test or any property which generates such income and (ii) new transactions entered into to hedge the income or loss from prior hedging transactions, where the property or indebtedness which was the subject of the prior hedging transaction was extinguished or disposed of. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. We may conduct some or all of our hedging activities through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than participating in the arrangements directly or through pass-through subsidiaries to the extent such income would jeopardize our REIT status. However, it is possible that our hedging activities may give rise to income that does not qualify for purposes of either or both of the Gross Income Tests and may adversely affect our ability to satisfy the REIT qualification requirements.
Foreclosure Property
Foreclosure property is real property and any personal property incident to such real property (i) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (ii) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to regular U.S. federal corporate income tax at the maximum U.S. federal corporate tax rate on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% Gross Income Test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. If we believe we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% Gross Income Test, we intend to elect to treat the related property as foreclosure property.
Failure to Qualify
If we fail to continue to qualify as a REIT in any tax year, we may be eligible for relief provisions if the failures are due to reasonable cause and not willful neglect and if a penalty tax is paid with respect to each failure to satisfy the applicable requirements. If the applicable relief provisions are not available or cannot be met, we will not be able to deduct our dividends paid and will be subject to U.S. federal income tax on our taxable income at the regular corporate rate, thereby reducing cash available for distributions. In such event, all distributions to stockholders (to the extent of our current and accumulated earnings and profits) will be taxable as ordinary dividend income. This “double taxation” results from our failure to continue to qualify as a REIT. Unless entitled to relief under specific statutory provisions, we will not be eligible to elect REIT qualification for the four taxable years following the year during which qualification was lost.

Tax Aspects of the Operating Partnership
Effect of Tax Classification of the Operating Partnership and Other Entities on REIT Qualification
All of our significant investments are held through the Operating Partnership. We operate as an umbrella partnership REIT, which is a structure whereby we own a direct interest in the Operating Partnership, and the Operating Partnership, in turn, holds interests in properties directly or indirectly through other non-corporate entities. The non-corporate entities would generally be organized as limited liability companies, partnerships or trusts. The Operating Partnership and non-corporate entities involve special tax considerations. These tax considerations include:
•	allocations of income and expense items of the Operating Partnership and non-corporate entities, which could affect the computation of our taxable income;
•
the status of the Operating Partnership and the non-corporate entities as partnerships or entities that are disregarded as separate from their owners, as opposed to associations taxable as corporations, for U.S. federal income tax purposes; and

•	the taking of actions by the Operating Partnership or any of the non-corporate entities that could adversely affect our qualification as a REIT.
A partnership (that is not a publicly traded partnership taxed as a corporation) is not subject to tax as an entity for U.S. federal income tax purposes. Rather, partners are allocated their allocable share of the items of income, gain, loss, deduction and credit of the partnership, and are potentially subject to tax thereon, without regard to whether the partners receive any distributions from the partnership. We are required to take into account our allocable share of the foregoing items of the Operating Partnership and other non-corporate entities for purposes of the Asset Tests and Gross Income Tests, and in the computation of our REIT taxable income and U.S. federal income tax liability.
In the opinion of Greenberg Traurig, LLP, based on factual representations by us and the Operating Partnership, for U.S. federal income tax purposes the Operating Partnership will be treated as a partnership or a disregarded entity. If, however, the Operating Partnership were treated as an association taxable as a corporation, we would fail to qualify as a REIT for a number of reasons.
The partnership agreement of the Operating Partnership requires that the Operating Partnership be operated in a manner that will enable us to satisfy the requirements for classification as a REIT. In this regard, we will control the operation of the Operating Partnership through our rights as its sole general partner.
Partnership Classification Generally
Generally, an entity with two or more members formed as a partnership or limited liability company under state law will be treated as a partnership for U.S. federal income tax purposes unless it specifically elects otherwise. Because the Operating Partnership was formed as a partnership under state law, for U.S. federal income tax purposes, the Operating Partnership will be treated as a partnership, if it has two or more partners, or as a disregarded entity, if it is treated as having one partner. We intend that interests in the Operating Partnership (and any partnership invested in by the Operating Partnership) will fall within one of the “safe harbors” for the partnership to avoid being classified as a publicly traded partnership. However, our ability to satisfy the requirements of some of these safe harbors depends on the results of actual operations and accordingly no assurance can be given that any such partnership will at all times satisfy one of these safe harbors. We reserve the right to not satisfy any safe harbor. Even if a partnership is a publicly traded partnership, it generally will not be treated as a corporation if at least 90% of its gross income in each taxable year is from certain sources, which generally include rents from real property and other types of passive income. We believe that the Operating Partnership has had and will have sufficient qualifying income so that it would be taxed as a partnership, even if it were treated as a publicly traded partnership.
If for any reason the Operating Partnership (or any partnership invested in by the Operating Partnership) is taxable as a corporation for U.S. federal income tax purposes, the character of our assets and items of gross income would change, and as a result, we would most likely be unable to satisfy the applicable REIT requirements under U.S. federal income tax laws summarized above. In addition, any change in the status of any partnership may be treated as a taxable event, in which case we could incur a tax liability without a related cash distribution. Further, if any partnership were treated as a corporation, items of income, gain, loss, deduction and credit of such partnership would be subject to U.S. federal corporate income tax, and the partners of the partnership would be treated as stockholders, with distributions to the partners being treated as dividends.

Anti-abuse Treasury Regulations have been issued under the partnership provisions of the Code that authorize the IRS, in some abusive transactions involving partnerships, to disregard the form of a transaction and recast it as it deems appropriate. The anti-abuse regulations apply where a partnership is utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners’ aggregate U.S. federal tax liability in a manner inconsistent with the intent of the partnership provisions. The anti-abuse regulations contain an example in which a REIT contributes the proceeds of a public offering to a partnership in exchange for a general partnership interest. The limited partners contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in the property. The example concludes that the use of the partnership is not inconsistent with the intent of the partnership provisions, and thus, cannot be recast by the IRS. However, the anti-abuse regulations are extraordinarily broad in scope and are applied based on an analysis of all the facts and circumstances. As a result, we cannot assure you that the IRS will not attempt to apply the anti-abuse regulations to us. Any such action could potentially jeopardize our qualification as a REIT and materially affect the tax consequences and economic return resulting from an investment in us.
Income Taxation of Partnerships and their Partners
Although a partnership agreement generally will determine the allocation of a partnership’s income and losses among the partners, the allocations may be disregarded for U.S. federal income tax purposes under Code Section 704(b) and the Treasury Regulations. If any allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ economic interests in the partnership. We believe that the allocations of taxable income and loss in the operating partnership agreement comply with the requirements of Code Section 704(b) and the Treasury Regulations.
In some cases, special allocations of net profits or net losses will be required to comply with the U.S. federal income tax principles governing partnership tax allocations. Additionally, pursuant to Code Section 704(c), income, gain, loss and deduction attributable to property contributed to the Operating Partnership in exchange for units must be allocated in a manner so that the contributing partner is charged with, or benefits from, the unrealized gain or loss attributable to the property at the time of contribution. The amount of unrealized gain or loss is generally equal to the difference between the fair market value and the adjusted basis of the property at the time of contribution. These allocations are designed to eliminate book-tax differences by allocating to contributing partners lower amounts of depreciation deductions and increased taxable income and gain attributable to the contributed property than would ordinarily be the case for economic or book purposes. With respect to any property purchased by the Operating Partnership, the property generally will have an initial tax basis equal to its fair market value, and accordingly, Code Section 704(c) will not apply, except as described further below in this paragraph. The application of the principles of Code Section 704(c) in tiered partnership arrangements is not entirely clear. Accordingly, the IRS may assert a different allocation method than the one selected by the Operating Partnership to cure any book-tax differences. In certain circumstances, we create book-tax differences by adjusting the values of properties for economic or book purposes and generally the rules of Code Section 704(c) would apply to the differences as well.
For properties contributed to the Operating Partnership, depreciation deductions are calculated based on the transferor’s basis and depreciation method. Because depreciation deductions are based on the transferor’s basis in the contributed property, the Operating Partnership generally would be entitled to less depreciation than if the properties were purchased in a taxable transaction. The burden of lower depreciation generally will fall first on the contributing partner, but also may reduce the depreciation allocated to other partners.
Gain on the sale or other disposition of depreciable property is characterized as ordinary income (rather than capital gain) to the extent of any depreciation recapture. Buildings and improvements depreciated under the straight-line method of depreciation are generally not subject to depreciation recapture unless the property was held for less than one year. However, individuals, trusts and estates that hold shares either directly or through a pass-through entity may be subject to tax on the disposition of depreciable property at a rate of 25% rather than at the normal capital gains rate, to the extent that the property has been depreciated.
Some expenses incurred in the conduct of the Operating Partnership’s activities may not be deducted in the year they were paid. To the extent this occurs, the taxable income of the Operating Partnership may exceed its cash receipts for the year in which the expense is paid. As summarized above, the costs of acquiring properties must generally be recovered through depreciation deductions over a number of years. Prepaid interest, loan fees and prepaid management fees are other examples of expenses that may not be deducted in the year they were paid.

Partnership Audit Rules
Under rules that are generally effective for tax years beginning after December 31, 2017, any audit adjustment to items of income, gain, loss, deduction or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest or penalties attributable thereto are assessed and collected, at the partnership level. It is possible that these rules could result in partnerships in which we directly or indirectly invest, including the Operating Partnership, being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment.
Tax Consequences of Exercise of Exchange Rights
Subject to some restrictions, the operating partnership agreement gives holders of limited partnership units the right to redeem their units for cash, subject to our right to pay for the units with shares of our common stock (including our Class A common stock) rather than with cash. The exchange of units for shares is treated as a taxable sale of the units to us on which the unit owners will generally recognize gain in an amount equal to the value of the shares of our common stock (including our Class A common stock) received plus the amount of liabilities of the Operating Partnership allocable to the units being exchanged, less the unit holder’s tax basis in those units. To the extent that the unit holder’s amount realized on the transaction is attributable to the unit holder’s share of inventory or unrealized receivables of the Operating Partnership, that portion may be recharacterized as ordinary income. No gain or loss will be recognized by us. Our basis in the units will be increased by the amount of cash and the market price of the shares used to acquire the units and will be adjusted to reflect changes in the liabilities of the Operating Partnership allocated to us as a result of acquiring the units.
Taxation of U.S. Stockholders
Taxation of Taxable U.S. Stockholders
Generally, for purposes of this discussion, a “U.S. Stockholder” is a person (other than a partnership or an entity or other arrangement treated as a partnership for U.S. federal income tax purposes) that, for U.S. federal income tax purposes, is or is treated as:
•	an individual citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust that (i) is subject to primary supervision of a court within the United States over its administration and the control of one or more U.S. persons over all substantial decisions or (ii) has a valid election in effect under current Treasury Regulations to be treated as a U.S. person.

If a partnership or entity treated as a partnership for U.S. federal income tax purposes holds shares of our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding shares of our stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of the shares of our stock by the partnership.
Distributions Generally
Distributions (including any deemed distributions) that we make to our U.S. Stockholders out of current or accumulated earnings and profits that we do not designate as “capital gain dividends” or “qualified dividend income” (as described below) will be treated as dividends taxable as ordinary income when actually or constructively received. See “—Tax Rates” below. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. Stockholders that are corporations or, except to the extent described in “—Tax Rates” below, the preferential rates on qualified dividend income applicable to non-corporate U.S. Stockholders, including individuals. For purposes of determining whether distributions to holders of our capital stock are out of our current or accumulated earnings and profits, our earnings and profits generally will be allocated first to distributions on shares of our outstanding preferred stock, if any, before being allocated to distributions on shares of our outstanding common stock (including our Class A common stock).

Distributions in excess of our current and accumulated earnings and profits are treated first as a tax-deferred return of capital to the U.S. Stockholder, reducing the U.S. Stockholder’s tax basis in such shares of our stock by the amount of such distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. Stockholder’s adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Because distributions in excess of earnings and profits reduce the U.S. Stockholder’s tax basis in shares of our stock, this will increase the U.S. Stockholder’s gain, or reduce the U.S. Stockholder’s loss, on any subsequent sale of such shares of our stock. Although U.S. Stockholders generally will recognize taxable income in the year that a distribution is received, any distribution that we declare in October, November or December of any year and that is payable to a U.S. Stockholder of record on a specific date in any such month will be treated as both paid by us and received by the U.S. Stockholder on December 31st of the year it was declared even if paid by us during January of the following calendar year.
U.S. Stockholders that receive taxable stock distributions, including distributions partially payable in shares of our common stock (including our Class A common stock) and partially payable in cash, would be required to include the full amount of the distribution (i.e., the cash and the stock portion) as a dividend (subject to limited exceptions) to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes, as described above. The amount of any distribution payable in shares of our common stock (or in shares of our Class A common stock) generally is equal to the amount of cash that could have been received instead of the shares of our common stock (or our Class A common stock, as applicable). Depending on the circumstances of a U.S. Stockholder, the tax on the distribution may exceed the amount of the distribution received in cash, in which case such U.S. Stockholder would have to pay the tax using cash from other sources. If a U.S. Stockholder sells the shares of our common stock (or our Class A common stock, as applicable) it received in connection with a taxable stock distribution in order to pay this tax and the proceeds of such sale are less than the amount required to be included in income with respect to the stock portion of the distribution, such U.S. Stockholder could have a capital loss with respect to the stock sale that could not be used to offset such income. A U.S. Stockholder that receives shares of our common stock (or our Class A common stock, as applicable) pursuant to such distribution generally has a tax basis in such shares of our common stock (or our Class A common stock, as applicable) equal to the amount of cash that could have been received instead of such shares of our common stock (or our Class A common stock, as applicable) as described above and has a holding period in such shares of our common stock (or our Class A common stock, as applicable) that begins on the day immediately following the payment date for the distribution. In general, any distribution on shares of our stock will be taxable as a dividend (to the extent of our current and accumulated earnings and profits), unless the entire distribution is paid in shares of our common stock (or our Class A common stock, as applicable), which would be treated as a non-taxable distribution.
Any net operating losses or capital losses we have that are carried forward to future tax years may be used in those later years, subject to limitations, to reduce the amount of distributions required to satisfy the REIT distribution requirements described above. However, because we are not a pass-through entity for U.S. federal income tax purposes, U.S. Stockholders may not use any of our net operating losses or capital losses to reduce their tax liabilities.
Class A Conversion
A U.S. holder generally will not recognize gain or loss upon the conversion of our Class A common stock into our common stock. A U.S. holder’s basis in the common stock received upon conversion generally will be the same as such holder’s basis in the converted Class A common stock. A U.S. holder’s holding period in the shares of our common stock received upon conversion will include the period during which such holder held the converted shares of our Class A common stock.
Capital Gain Dividends
Distributions that are properly designated as capital gain dividends will be taxed as long-term capital gain to the extent they do not exceed our actual net capital gain for the tax year, without regard to the period for which the U.S. Stockholder that receives such distribution has held its shares of our stock. We also may elect to retain, rather than distribute as a capital gain dividend, all or part of our net capital gain and pay tax on the retained net capital gains. In such instances, U.S. Stockholders would include their proportionate shares of such undistributed capital gain in income as long-term capital gain (subject to certain limitations), be deemed to have paid its share of the capital gains tax imposed on us, receive a credit or refund for the amount of tax deemed paid by it, and increase the adjusted tax basis of its shares of stock by the after-tax amount of such capital gains. Capital gains that we distribute, or are treated as distributing, to our stockholders and that we properly designate as capital gain dividends must be allocated between shares of our outstanding preferred stock, if any, and shares of our outstanding common stock (including our Class A common stock).

In order to properly designate any portion of a dividend as a capital gain dividend, except as otherwise required by law, we intend to allocate capital gains dividends based on the relative amount of total dividends paid or deemed paid for U.S. federal income tax purposes to holders of each class of our capital stock for the year.
Passive Activity Losses, Investment Interest Limitations
Distributions that we make and gains arising from the sale or exchange by a U.S. Stockholder of our stock will not be treated as passive activity income. As a result, U.S. Stockholders will not be able to apply any “passive losses” against income or gain relating to our stock. A U.S. Stockholder generally may elect to treat capital gain dividends, capital gains from the disposition of our common stock (including our Class A common stock) and income designated as qualified dividend income, as described in “—Tax Rates” below, as investment income for purposes of computing the investment interest limitation, but in such case, the U.S. Stockholder will be taxed at ordinary income rates on such amount. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.
Sales of Shares
The amount of net capital gain or loss recognized upon the sale, exchange or other taxable disposition of shares of our stock by a U.S. Stockholder generally would equal the difference between (x) the amount of cash and fair market value of any property received in the sale and (y) the U.S. Stockholder’s adjusted tax basis in the shares sold. Gain or loss on a sale of shares of our stock by a non-corporate U.S. Stockholder generally will qualify as long-term capital gain or loss, provided that the investor held the shares of our stock for longer than one year prior to the sale. However, any loss from a sale or exchange of shares of our stock by a U.S. Stockholder who has held the shares of our stock for six months or less generally would be treated as a long-term capital loss to the extent that the U.S. Stockholder received distributions from us which were required to be treated as long-term capital gain. The use of capital losses is subject to limitations.
Redemption of Shares of Our Preferred Stock
A redemption of shares of our preferred stock will be treated under Code Section 302 as a distribution that is taxable as dividend income (to the extent of our current or accumulated earnings and profits), unless the redemption satisfies one or more of certain tests set forth in Code Section 302(b) enabling the redemption to be treated as a sale or exchange of the redeemed shares. The redemption will satisfy one of these tests if it (i) is “substantially disproportionate” with respect to the U.S. Stockholder’s interest in shares of our capital stock, (ii) results in a “complete termination” of the U.S. Stockholder’s interest in all shares of our classes or series of capital stock or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Stockholder, all within the meaning of Code Section 302(b). In determining whether one of these tests has been met, a U.S. Stockholder generally must include shares of our capital stock considered to be owned by the U.S. Stockholder by reason of certain constructive ownership rules set forth in the Code, as well as shares of our capital stock actually owned by the U.S. Stockholder. If a U.S. Stockholder actually or constructively owns no shares of our common stock (including our Class A common stock), a redemption of the U.S. Stockholder’s preferred stock will qualify for sale or exchange treatment because the redemption would not be “essentially equivalent to a dividend” as defined by the Code. Because the determination as to whether any of the three alternative tests of Code Section 302(b) described above will be satisfied with respect to any particular U.S. Stockholder of shares of our preferred stock depends upon the facts and circumstances at the time that the determination must be made, prospective investors are urged to consult their tax advisors to determine the tax treatment to the prospective investor of a redemption of shares of our preferred stock.
If a redemption of shares of our preferred stock does not meet any of the three tests described above, the redemption proceeds will be treated as a taxable distribution, as described above. In that case, a U.S. Stockholder’s adjusted tax basis in the redeemed shares of our preferred stock will be transferred to the remaining shares of our capital stock held by the U.S. Stockholder. If the U.S. Stockholder does not retain any shares of our capital stock, the tax basis could be transferred to a related person that holds shares of our capital stock or the tax basis may be lost.
Conversion of Shares of Our Preferred Stock
Upon the occurrence of a Delisting Event or a Change of Control, as applicable, each holder of preferred stock will, under certain circumstances, have the right to convert some of or all the shares of preferred stock held by the holder into shares of our common stock. Except as provided below, (i) a U.S. Stockholder generally will not recognize gain or loss upon the conversion of shares of our preferred stock into shares of our common stock, and (ii) a U.S. Stockholder’s tax basis and holding period in shares of our common stock received upon conversion generally will be the same as those of the converted shares of our preferred stock (but the tax basis will be reduced by the portion of adjusted tax basis allocated to any fractional share exchanged for cash). Any shares of our common stock received in a conversion that are attributable to accumulated and unpaid dividends on the converted shares of our preferred stock will be treated as a distribution that is potentially taxable as a dividend. Cash received upon conversion in lieu of a fractional share generally will be treated as a payment in a taxable exchange for the fractional share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional share deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. Stockholder has held the shares of our preferred stock for more than one year at the time of conversion. U.S. Stockholders are urged to consult with their tax advisors regarding the U.S. federal income tax consequences of any transaction by which the holder exchanges shares of our common stock received on a conversion of shares of our preferred stock for cash or other property.
Tax Rates
The maximum tax rate for non-corporate taxpayers for (i) long-term capital gains, including certain “capital gain dividends,” generally is 20% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (ii) “qualified dividend income” generally is the same reduced rate applicable to long-term capital gains. The reduced tax rate for qualified dividend income will not apply to dividends paid by us unless we properly designate all or a portion of a distribution as qualified dividend income and the U.S. Stockholder meets certain holding period requirements. The maximum amount of our distributions eligible to be designated as qualified dividend income for a tax year is equal to the sum of: (i) the qualified dividend income received by us during such tax year from C corporations (including any TRSs); (ii) the amount of earnings and profits accumulated in a non-REIT year that were distributed by the REIT during the tax year; (iii) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and (iv) the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT corporation or had appreciated at the time our REIT election became effective over the U.S. federal income tax paid by us with respect to such built-in gain. Capital gain dividends will only be eligible for the rates described above to the extent that they are properly designated by the REIT as “capital gain dividends.”
Gains recognized by U.S. Stockholders that are corporations are subject to U.S. federal income tax at regular corporate tax rates. Furthermore, U.S. Stockholders that are corporations may be required to treat up to 20% of some types of capital gain dividends as ordinary income. Corporate stockholders are not entitled to the dividends-received deduction with respect to our distributions.
In addition, non-corporate U.S. Stockholders, including individuals, trusts and estates, generally may deduct up to 20% of dividends paid by REITs, other than capital gain dividends and dividends treated as qualified dividend income, for purposes of determining their U.S. federal income tax (but not for purposes of the 3.8% Medicare tax). A non-corporate U.S. Stockholder’s ability to claim this 20% pass-through deduction may be limited by the U.S. Stockholder’s particular circumstances and is subject to certain holding period requirements.
Taxation of Tax-Exempt U.S. Stockholders
U.S. tax-exempt entities, including qualified employee pension and profit-sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income tax except with respect to their unrelated business taxable income (“UBTI”). While many investments in real estate may generate UBTI, dividend distributions paid with respect to shares of our stock and gain arising upon a sale or other disposition of such shares should not constitute UBTI unless the tax-exempt entity (i) has borrowed funds or otherwise incurred acquisition indebtedness to acquire its shares of stock, or (ii) otherwise uses the shares of stock in an unrelated trade or business.
For tax-exempt holders that are social clubs, voluntary employee benefit associations or supplemental unemployment benefit trusts exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9) or (c)(17) of the Code, respectively, income from an investment in our shares will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares.

In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends it receives from us as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (i) one pension trust owns more than 25% of the value of our stock, or (ii) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of our stock. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, and, in general, should prevent us from becoming a pension-held REIT.
Prospective tax-exempt purchasers should consult their own tax advisors and financial planners as to the applicability of these rules and consequences to their particular circumstances.
Backup Withholding and Information Reporting
We will report to our U.S. Stockholders and the IRS the amount of dividends (including deemed dividends) paid during each calendar year and the amount (if any) of any tax withheld. Under the backup withholding rules, a U.S. Stockholder may be subject to backup withholding with respect to dividends (including any deemed dividends) paid unless the U.S. Stockholder (i) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number or social security number, certifies under penalties of perjury that such number is correct and that such U.S. Stockholder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide his, her or its correct taxpayer identification number or social security number also may be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. Stockholder who fails to certify its non-foreign status or with respect to whom the IRS notifies us that such shareholder is subject to backup withholding.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such U.S. Stockholder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Taxation of Non-U.S. Stockholders
Generally, for purposes of this discussion, a “Non-U.S. Stockholder” means a person (other than a partnership or an entity or other arrangement treated as a partnership for U.S. federal income tax purposes) that, for U.S. federal income tax purposes, is not or is not treated as a U.S. Stockholder.
Distributions Generally
Distributions (including any taxable stock distributions) paid by us that are neither attributable to gain from our sales or exchanges of “U.S. real property interests” (“USRPIs”), nor designated by us as capital gain dividends (except as described below) will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such dividends to Non-U.S. Stockholders generally are subject to a 30% withholding tax, or such lower rate as may be specified in an applicable income tax treaty, at the time of distribution, unless such dividend is effectively connected with a U.S. trade or business conducted by the Non-U.S. Stockholder (and, if required by an applicable tax treaty, the Non-U.S. Stockholder maintains a permanent establishment in the United States to which such dividends are attributable). Under some income tax treaties, however, lower rates generally applicable to dividends do not apply to dividends from a REIT. Any constructive dividends on the preferred stock also would be subject to U.S. federal withholding tax to the same extent as an actual distribution. Because constructive dividends would not give rise to any cash from which any applicable withholding tax could be satisfied, we may withhold U.S. federal tax on such dividend from cash proceeds otherwise payable to a Non-U.S. Stockholder. For purposes of determining whether distributions to holders of our capital stock are out of our current or accumulated earnings and profits, our earnings and profits generally will be allocated first to distributions on shares of our outstanding preferred stock, if any, before being allocated to distributions on shares of our outstanding common stock (including our Class A common stock).
Dividends that are treated as effectively connected with a Non-U.S. Stockholder’s conduct of a U.S. trade or business will not be subject to withholding, but the Non-U.S. Stockholder generally will be subject to tax on such dividends on a net basis and at the graduated rates applicable to ordinary income, in the same manner as U.S. Stockholders are taxed with respect to such dividends. Any such dividends also may be subject to the 30% branch profits tax in the case of a Non-U.S. Stockholder that is a foreign corporation that is not entitled to any treaty exemption. In general, Non-U.S. Stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of shares of our stock.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a Non-U.S. Stockholder to the extent they do not exceed the adjusted tax basis of the Non-U.S. Stockholder’s shares of our stock. Instead, they will reduce the adjusted tax basis of such shares. To the extent that such distributions exceed the adjusted tax basis of a Non-U.S. Stockholder’s shares of our stock, they generally will give rise to gain from the sale or exchange of such shares, the tax treatment of which is described below under “—Sales of Shares.” However, such excess distributions may be treated as dividend income for certain Non-U.S. Stockholders. For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld may be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided that certain conditions are met.
Capital Gain Dividends and Distributions Attributable to the Sale or Exchange of Real Property
Pursuant to the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), distributions that are attributable to gain from our sales or exchanges of USRPIs (“USRPI capital gain”), whether or not designated as capital gain dividends, will, except as described below, be taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. trade or business. The Non-U.S. Stockholder generally would be taxed at the normal capital gain rates applicable to U.S. Stockholders (without regard to whether we designate the distribution as a capital gain dividend) and would be subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Also, such distributions may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to any treaty exemption. We (or applicable withholding agent) are required by the Treasury Regulations to withhold 21% of any distribution attributable to USRPI capital gains. However, if we designate as a capital gain dividend a distribution made before the day we actually effect the designation, then although the distribution may be taxable to a Non-U.S. Stockholder, withholding would not apply to the distribution under FIRPTA. Rather, we must effect the withholding from distributions made on and after the date of the designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. Such withheld amounts do not represent actual tax liabilities and are creditable by the Non-U.S. Stockholder against its actual U.S. federal income tax liabilities. The Non-U.S. Stockholder would be entitled to a refund of any amounts withheld in excess of such Non-U.S. Stockholder’s actual U.S. federal income tax liabilities, provided that the Non-U.S. Stockholder files applicable returns or refund claims with the IRS.
However, generally, pursuant to FIRPTA, distributions attributable to USRPI capital gains are not treated as effectively connected income for a Non-U.S. Stockholder and instead are treated and taxed as ordinary dividends if (i) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States; and (ii) the Non-U.S. Stockholder does not own more than 10% of that class of stock at any time during the one-year period ending on the date of the distribution. Distributions that qualify for this exception are subject to withholding tax in the manner described above as dividends of ordinary income. We believe that shares of our preferred stock and Class A common stock are considered to be, and anticipate that shares of our common stock will become, as a result of the listing of such shares on Nasdaq, “regularly traded” on an established securities market located in the United States and will continue to be for the foreseeable future, although, no assurance can be given that this will be the case.
In addition, distributions to certain non-U.S. publicly traded shareholders that meet certain record-keeping and other requirements (“qualified shareholders”) are exempt from FIRPTA, except to the extent owners of those qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our stock. Furthermore, distributions to “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. Stockholders should consult their tax advisors regarding the application of these rules.
Capital gain dividends received by a Non-U.S. Stockholder that are attributable to dispositions of our assets other than USRPIs (including interests in assets we hold solely as a creditor) are not subject to U.S. income or withholding tax, unless (i) the gain is effectively connected with the Non-U.S. Stockholder’s U.S. trade or business (and, if required by an applicable income tax treaty, the Non-U.S. Stockholder maintains a permanent establishment in the United States to which such dividends are attributable), in which case the Non-U.S. Stockholder would be subject to the same treatment as U.S. Stockholders with respect to such gain, except that a Non-U.S. Stockholder that is a corporation may also be subject to a branch profits tax of up to 30%, as discussed above, or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the tax year and has a “tax home” in the United States, in which case the Non-U.S. Stockholder will incur tax on his or her capital gains.

Retention of Net Capital Gains
Although the law is not clear on the matter, it appears that amounts we designate as retained net capital gains in respect of our capital stock should be treated with respect to Non-U.S. Stockholders as actual distributions of capital gain dividends. Under this approach, the Non-U.S. Stockholders may be able to offset as a credit against their U.S. federal income tax liability their proportionate share of the tax paid by us on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by us exceeds their actual U.S. federal income tax liability. If we were to designate any portion of our net capital gain as retained net capital gain, Non-U.S. Stockholders should consult their tax advisors regarding the taxation of such retained net capital gain.
Sales of Shares
Except as described below under “—Redemption of Shares of Our Preferred Stock,” gain recognized by a Non-U.S. Stockholder upon the sale, exchange or other taxable disposition of shares of our capital stock generally will not be subject to U.S. federal income tax unless such stock constitutes a USRPI. In general, stock of a domestic corporation that is a “United States real property holding corporation,” or “USRPHC,” will constitute a USRPI. We believe that we are a USRPHC. However, shares of our stock will not constitute a USRPI so long as we are a “domestically controlled qualified investment entity,” or a “DCQIE.” A DCQIE includes a REIT in which at all times during the applicable testing period (which is generally the five-year period ending on the date of disposition) less than 50% in value of its stock is held directly or indirectly by non-U.S. persons, subject to certain rules. For purposes of determining whether a REIT is a DCQIE, a person who at all times during the testing period holds less than 5% of a class of stock that is “regularly traded” on an established securities market in the United States is treated as a U.S. person unless the REIT has actual knowledge that such person is not a U.S. person. Treasury Regulations provide guidance for determining whether a REIT is a DCQIE including, among other things, that ownership by non-U.S. persons (other than persons treated as U.S. persons as described in the preceding sentence) will be determined by looking through pass-through entities and certain U.S. corporations. We believe, but cannot guarantee, that we are a DCQIE. We anticipate that shares of our common stock will become publicly traded as a result of their listing on Nasdaq, so no assurance can be given that we will continue to be a DCQIE.
However, even if we do not qualify as a DCQIE at the time a Non-U.S. Stockholder sells shares of our capital stock, gain realized from the sale or other taxable disposition by such Non-U.S. Stockholder of such shares would not be subject to U.S. federal income tax under FIRPTA as a sale of a USRPI if: (i) the shares sold are of a class of stock that is “regularly traded” on an established securities market and (ii) such Non-U.S. Stockholder owned, actually and constructively, 10% or less of such class of stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Stockholder’s holding period. We believe that shares of our preferred stock are considered to be, and anticipate that shares of our common stock will become, as a result of the listing of such shares on Nasdaq, “regularly traded” on an established securities market and will continue to be for the foreseeable future, although, no assurance can be given that this will be the case.
In addition, dispositions of shares of our stock by qualified shareholders are exempt from FIRPTA, except to the extent owners of those qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our stock. Furthermore, dispositions of our stock by “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. Stockholders should consult their tax advisors regarding the application of these rules.
Notwithstanding the foregoing, gain from the sale, exchange or other taxable disposition of shares of our capital stock not otherwise subject to FIRPTA will be taxable to a Non-U.S. Stockholder if either (i) such gain is effectively connected with the conduct by such Non-U.S. Stockholder of a U.S. trade or business (and, if required by an applicable income tax treaty, the Non-U.S. Stockholder maintains a permanent establishment in the United States to which such gain is attributable), in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. Stockholders with respect to such gain, except that a Non-U.S. Stockholder that is a corporation may also be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty) on such gain, as adjusted for certain items, or (ii) the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the Non-U.S. Stockholder will be subject to a 30% tax on the Non-U.S. Stockholder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Stockholder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Stockholder has timely filed U.S. federal income tax returns with respect to such losses. In addition, even if we are a DCQIE, upon disposition of shares of a class of our stock, a Non-U.S. Stockholder may be treated as having gain from the sale or other taxable disposition of a USRPI if the Non-U.S. Stockholder (i) disposes of the shares of such class of stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (ii) acquires, or enters into a contract or option to acquire, or is deemed to acquire, other shares of that class of stock during the 61-day period beginning with the first day of the 30-day period described in clause (i), unless shares of such class of stock are “regularly traded” on an established securities market within the United States and the Non-U.S. Stockholder did not own more than 10% of such class of our stock at any time during the one-year period ending on the date of the distribution described in clause (i).
If gain on the sale, exchange or other taxable disposition of shares of our capital stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be required to file a U.S. federal income tax return and would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale, exchange or other taxable disposition of shares of our capital stock were subject to taxation under FIRPTA, and if shares of the applicable class of our capital stock were not “regularly traded” on an established securities market, the purchaser of such capital stock generally would be required to withhold and remit to the IRS 15% of the purchase price.
Redemption of Shares of Our Preferred Stock
A redemption of shares of our preferred stock will be treated under Code Section 302 as a distribution that is taxable as dividend income (to the extent of our current or accumulated earnings and profits), unless the redemption satisfies one or more of certain tests set forth in Code Section 302(b) enabling the redemption to be treated as a sale or exchange of the redeemed shares. See “—Taxation of U.S. Stockholders—Taxation of Taxable U.S. Stockholders—Redemption of Shares of Our Preferred Stock” above. Qualified shareholders and their owners may be subject to different rules and should consult their tax advisors regarding the application of these rules. If a redemption of shares of our preferred stock is treated as a distribution, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. See “—Distributions Generally” above. If the redemption of shares of our preferred stock is not treated as a distribution, it will be treated as a taxable sale or exchange in the manner described above under “—Sales of Shares.”
Class A Conversion
A non-U.S. holder generally will not recognize gain or loss upon the conversion of our Class A common stock into our common stock.
Medicare Contribution Tax
Certain net investment income earned by U.S. citizens and resident aliens and certain estates and trusts is subject to a 3.8% tax. Net investment income includes, among other things, dividends on and capital gains from the sale or other disposition of shares of our capital stock. Holders of shares of our capital stock should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of the shares.
Foreign Account Tax Compliance Act (“FATCA”)
Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (including investment entities) and certain other non-U.S. entities as designated in the Code, the Treasury Regulations, or applicable intergovernmental agreement between the United States and a foreign country. A withholding tax of 30% generally will be imposed on dividends on, and gross proceeds from the sale or other disposition of, shares of our stock paid to (i) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owners) unless the foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and the entity meets certain other specified requirements. Proposed Treasury Regulations would eliminate FATCA withholding tax on gross proceeds from the sale or other disposition of shares of our stock. The preamble to the proposed Treasury Regulations provides that taxpayers may generally rely on the proposed Treasury Regulations until final Treasury Regulations are issued. The Treasury Regulations provide that these rules generally apply to payments of dividends on shares of our stock. We will not pay any additional amounts in respect of any amounts withheld.

U.S. Stockholders and Non-U.S. Stockholders are encouraged to consult their tax advisors regarding this withholding tax.
Other Tax Considerations
State, Local and Foreign Taxes
We and you may be subject to state, local or foreign taxation in various jurisdictions, including those in which we transact business or reside. Our and your state, local and foreign tax treatment may not conform to the U.S. federal income tax consequences summarized above. Any foreign taxes incurred by us would not pass through to U.S. Stockholders as a credit against their U.S. federal income tax liability. You should consult your own tax advisors and financial planners regarding the effect of state, local and foreign tax laws on an investment in shares of our stock.
Legislative Proposals
You should recognize that our and your present U.S. federal income tax treatment may be modified by legislative, judicial or administrative actions at any time, which may be retroactive in effect. The rules dealing with U.S. federal income taxation are constantly under review by Congress, the IRS and the Treasury, and statutory changes as well as promulgation of new regulations, revisions to existing statutes, and revised interpretations of established concepts occur frequently. We are not aware of any pending legislation that would materially affect our or your taxation as described in this prospectus. You should, however, consult your advisors concerning the status of legislative proposals that may pertain to a purchase of shares of our stock.

SELLING SECURITY HOLDERS
Selling security holders named in any supplement to this prospectus may from time to time offer and sell our securities pursuant to this prospectus and any applicable prospectus supplement. Selling security holders are persons or entities that, directly or indirectly, have acquired or from time to time acquire, our securities. Such selling security holders may be parties to registration rights agreements with us, or we otherwise may have agreed or agree to register their securities for resale.
The applicable prospectus supplement will set forth the name of each selling security holder and the number of securities beneficially owned by each such selling security holder that are covered by such prospectus supplement and certain other information applicable to an offer and sale by such selling security holder(s) pursuant to this prospectus and the applicable prospectus supplement.

PLAN OF DISTRIBUTION
We or our selling security holders may sell the securities offered by this prospectus from time to time in one or more transactions or on a continuous or delayed basis, including without limitation:
•	through agents;
•	to or through underwriters;
•	through dealers;
•	directly to purchasers;
•	in block trades;
•	through a combination of any of these methods; or
•	through any other method permitted by applicable law and described in a prospectus supplement.
We may also effect a distribution of the securities offered hereby through the issuance of derivative securities, including without limitation, warrants, exchangeable securities, forward delivery contracts and the writing of options. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or a post-effective amendment.
In addition, we may issue the securities as a dividend or distribution to our existing stockholders or other security holders. The prospectus supplement with respect to any offering of securities will include the following information:
•	the terms of the offering;
•	the names of any underwriters or agents;
•	the name or names of any managing underwriter or underwriters;
•	the purchase price or initial public offering price of the securities;
•	the net proceeds from the sale of the securities;
•	any delayed delivery arrangements;
•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;
•	any discounts or concessions allowed or reallowed or paid to dealers;
•	any commissions paid to agents; and
•	any securities exchange on which the securities may be listed.
Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
The distribution of the offered securities may be effected from time to time in one or more transactions:
•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale, including but not limited to “at-the-market- offerings” of our common stock on or off Nasdaq;
•	at prices related to prevailing market prices; or
•	at negotiated prices.

Sale through Underwriters or Dealers
If underwriters are used in the sale, the underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
We will describe the name or names of any underwriters, dealers or agents and the purchase price of the securities in a prospectus supplement relating to the securities.
In connection with the sale of the securities, underwriters may receive compensation from us, our selling security holders or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents, which is not expected to exceed that customary in the types of transactions involved. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from us, and any profit on the resale of the securities they realize may be deemed to be underwriting discounts and commissions, under the Securities Act. The prospectus supplement will identify any underwriter or agent and will describe any compensation they receive from us or our selling security holders, as applicable.
Offers to purchase offered securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement.
Underwriters or agents could make sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on Nasdaq, the existing trading market for our Class A common stock, or sales made to or through a market maker other than on an exchange. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may, and if acting as agent in an “at-the-market” equity offering will, be deemed to be an underwriter, as that term is defined in the Securities Act, of the offered securities.
The underwriters, dealers and agents and their affiliates may engage in transactions with and perform services for us in the ordinary course of business.
Unless otherwise specified in the prospectus supplement, each series of the securities will be a new issue with no established trading market, other than our shares of Class A common stock, Series A Preferred Stock and Series B Preferred Stock, each of which are currently listed on Nasdaq. We currently intend to list any shares of Class A common stock, Series A Preferred Stock and Series B Preferred Stock sold pursuant to this prospectus on Nasdaq. We may elect to list any class or series of shares of preferred stock on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we can give no assurance about the liquidity of the trading market for any of the securities.
From time to time, one or more of our selling security holders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling security holders. In addition, a selling security holder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.
In addition, the selling security holders may sell offered securities pursuant to Rule 144 adopted under the Securities Act, as permitted by that rule, or under Section 4(a)(1) of the Securities Act, rather than pursuant to an applicable prospectus supplement and this prospectus. In effecting sales, broker-dealers or agents engaged by us or the selling security holders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling security holders.

We will not receive any proceeds from sales of any securities by our selling security holders.
To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we or our selling security holders sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time. From time to time, we or our selling security holders may engage in transactions with these underwriters, dealers, and agents in the ordinary course of business. If indicated in the prospectus supplement, we or our selling security holders may authorize underwriters or other persons acting as our agents or the agents of our selling security holders to solicit offers by institutions to purchase securities from us or our selling security holders pursuant to contracts providing for payment and delivery on a future date. Institutions with which we or our selling security holders may make these delayed delivery contracts include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchaser under any such delayed delivery contract will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility with regard to the validity or performance of these delayed delivery contracts.
Direct Sales and Sales through Agents
We or our selling security holders may sell the securities directly. In this case, no underwriters or agents would be involved. We or our selling security holders may also sell the securities through agents designated by us or our selling security holders, as applicable, from time to time. In the applicable prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the applicable prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.
We or our selling security holders may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the applicable prospectus supplement.
Remarketing Arrangements
Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us or our selling security holders. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.
Delayed Delivery Contracts
If we so indicate in the applicable prospectus supplement, we or our selling security holders may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the applicable prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.
General Information
We or our selling security holders may have agreements with the underwriters, dealers, agents and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers, agents or remarketing firms may be required to make.
Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS
Certain legal matters, including certain U.S. federal income tax matters, have been passed upon by Greenberg Traurig, LLP. Certain legal matters regarding the validity of the securities offered hereby and certain matters of Maryland law have been passed upon for us by Venable LLP. If the validity of any securities is also passed upon by counsel for the underwriters, dealers or agents of an offering of those securities, that counsel will be named in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2025 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
SEC rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference into this prospectus. We incorporate by reference into this prospectus the following documents or information filed with the SEC (excluding any information that is deemed to have been “furnished” and not “filed” with the SEC, including any Item 2.02 or Item 7.01 of any Current Report on Form 8-K):
•	our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 20, 2026;
•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 14, 2026 and for the quarter ended June 30, 2026, filed with the SEC on August 6, 2026;
•
our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 31, 2026 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2025);

•
our Current Reports on Form 8-K, filed with the SEC on January 12, 2026 (other than Item 7.01 thereof), April 13, 2026 (other than Items 2.02 and 7.01 thereof), April 27, 2026, May 1, 2026, May 8, 2026, May 15, 2026 (4:31 pm ET), May 15, 2026 (4:42 PM ET), May 18, 2026, June 16, 2026, July 10, 2026 and August 5, 2026 (other than Item 2.02 and Exhibit 99.1 thereof); and

•
the description of our common stock, Series A Preferred Stock and Series B Preferred Stock included in our Registration Statement on Form 8-A, filed with the SEC on April 30, 2014, including any amendment or report filed for the purpose of updating such description, including the description of our Common Stock, Series A Preferred Stock and Series B Preferred Stock filed as Exhibit 4.8 to our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 20, 2026.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (not including any information furnished under Item 2.02, 7.01 or 9.01 of Form 8-K or any other information that is identified as “furnished” rather than filed, which information is not incorporated by reference herein), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his, her or its written or oral request, a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. Requests for those documents should be directed to us as follows: National Healthcare Properties, Inc., 540 Madison Ave, 27th Floor, New York, New York 10022, Attn: Investor Relations, Telephone: (332) 258-8770.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational requirements of the Exchange Act, and, in accordance with those requirements, file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC and state the address of that site (http://www.sec.gov). Our filings with the SEC and other information concerning us are also available to the public on our website at www.nhpreit.com. However, our internet website and the information contained therein or connected thereto are not incorporated into this prospectus or any amendment or supplement thereto.
We have filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, certain parts of which are omitted in accordance with the SEC’s rules and regulations. For further information about us and the securities, we refer you to the registration statement and to such exhibits and schedules. You may obtain the registration statement and its exhibits from the SEC as indicated above or from us. Please be aware that statements in this prospectus referring to a contract or other document are summaries and you should refer to the exhibits that are part of the registration statement for a copy of the contract or document.

NATIONAL HEALTHCARE PROPERTIES, INC.

Common Stock
Preferred Stock
Stock Purchase Contracts
Debt Securities
Guarantees
Depositary Shares
Warrants
Units

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.	Other Expenses of Issuance and Distribution
The following table sets forth the costs and expenses to be borne by the registrant in connection with the offering described in this registration statement.

SEC registration fee	$ *
Nasdaq supplemental listing fee	**
Legal fees and expenses	**
Accounting fees and expenses	**
Printing expenses	**
Transfer Agent/Depositary/Trustee fees and expenses	**
Miscellaneous expenses	**
Total	$*

*
As described in Exhibit 107 of this registration statement, under Rules 456(b) and 457(r) under the Securities Act, the SEC registration fee will be paid at the time of any particular offering of securities under the registration statement, and is therefore not currently determinable.

**	These fees and expenses depend on the securities offered and the number of issuances and, accordingly, cannot be estimated at this time.
Item 15.	Indemnification of Directors and Officers.
Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law. This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us, although the equitable remedies may not be an effective remedy in some circumstances.
The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of  (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the appropriate standard of conduct was not met.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
•	any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; and
•
any individual who, while our director or officer and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of us or a predecessor of us.
We also maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities with us.
We have entered into an indemnification agreement with each of our directors and officers, and certain former directors and officers, providing for indemnification of such directors and officers. The indemnification agreements provide that each indemnitee is entitled to indemnification unless it is established that (i) the act or omission of an indemnitee was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) such indemnitee actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, such indemnitee had reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements further limit each indemnitee’s entitlement to indemnification in cases where (i) the proceeding was one by or in the right of us and such indemnitee was adjudged to be liable to us, (ii) such indemnitee was adjudged to be liable on the basis that personal benefit was improperly received in any proceeding charging improper personal benefit to such indemnitee or (iii) the proceeding was brought by such indemnitee, except in certain circumstances.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16.	Exhibits.
The exhibit index at the end of this registration statement identifies the exhibits that are included in this registration statement and are incorporated herein by reference.
EXHIBIT INDEX

Exhibit No.	Description
1.1†	Form of Underwriting Agreement relating to Securities.
2.1
Agreement and Plan of Merger, dated August 6, 2024, by and among the Company, HTI Merger Sub, LLC, Healthcare Trust Advisors, LLC and AR Global Investments, LLC (filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on August 7, 2024 and incorporated by reference herein).

4.1
Composite Articles of Amendment and Restatement for the Company (filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 filed with the SEC on November 12, 2024 and incorporated by reference herein).

4.2
Articles Supplementary of the Company declassifying our Board, dated January 12, 2026 (filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on January 12, 2026 and incorporated by reference herein).

4.3
Articles Supplementary of the Company prohibiting future election to be subject to Section 3-803 of the MGCL, dated January 12, 2026 (filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on January 12, 2026 and incorporated by reference herein).

4.4
Articles Supplementary relating to the designation of shares of 7.375% Series A Cumulative Redeemable Perpetual Preferred Stock, dated December 6, 2019 (filed as an exhibit to the Company’s Registration Statement on Form 8-A filed with the SEC on December 6, 2019 and incorporated by reference herein).

4.5
Articles Supplementary designating additional shares of 7.375% Series A Cumulative Redeemable Perpetual Preferred Stock, dated September 15, 2020 (filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on September 15, 2020 and incorporated by reference herein).

4.6
Articles Supplementary relating to the designation of shares of 7.125% Series B Cumulative Redeemable Perpetual Preferred Stock, dated October 4, 2021 (filed as an exhibit to the Company’s Registration Statement on Form 8-A filed with the SEC on October 4, 2021 and incorporated by reference herein).

4.7
Articles of Amendment to the Company’s Charter, filed September 26, 2024 (Reverse Stock Split) (filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on September 30, 2024 and incorporated by reference herein).

4.8
Articles of Amendment to the Company’s Charter, filed September 26, 2024 (Name Change and Par Value Adjustment) (filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on September 30, 2024 and incorporated by reference herein).

4.9	Amended and Restated Bylaws of the Company (filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on January 12, 2026 and incorporated by reference herein).
4.10
Articles Supplementary relating to the designation of shares of Class A Common Stock, dated April 10, 2026 (filed as an exhibit to the Company’s Registration Statement on Form S-11 filed with the SEC on April 13, 2026 and incorporated by reference herein).

4.11
Amended and Restated Agreement of Limited Partnership of the OP, dated as of April 30, 2026 (filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026 filed with the SEC on May 14, 2026 and incorporate by reference herein).

4.12†	Form of Debt Security
4.13†	Form of Deposit Agreement
4.14†	Form of Depositary Receipt
4.15†	Form of Warrant
4.16†	Form of Warrant Agreement
4.17†	Form of Stock Purchase Agreement
4.18†	Form of Specimen Preferred Stock Certificate and Articles Supplementary of Preferred Stock
4.19†	Form of Unit Agreement and Unit Certificate
4.20†	Form of Senior Indenture, between National Healthcare Properties, Inc. and one or more trustees to be named

Exhibit No.	Description
4.21†	Form of Subordinated Indenture, between National Healthcare Properties, Inc. and one or more trustees to be named
5.1*	Opinion of Venable LLP regarding legality of securities being registered
5.2*	Opinion of Greenberg Traurig, LLP
8.1*	Opinion of Greenberg Traurig, LLP as to tax matters
23.1*	Consent of Venable LLP (included in Exhibit 5.1)
23.2*	Consent of Greenberg Traurig, LLP (included in Exhibit 5.2)
23.3*	Consent of Greenberg Traurig, LLP (included in Exhibit 8.1)
23.4*	Consent of PricewaterhouseCoopers LLP
24.1*	Power of Attorney (included on the signature page to this registration statement)
25.1+	Form T-1 Statement of Eligibility of Trustee for Senior Indenture under the Trust Indenture Act of 1939
25.2+	Form T-1 Statement of Eligibility of Trustee for Subordinated Indenture under the Trust Indenture Act of 1939
107*	Filing Fee Table

†	To be filed by amendment or as an exhibit to a document incorporated by reference herein, including a current report on Form 8-K.
+	To be incorporated herein by reference from a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939, as amended, if applicable.
*	Filed herewith.
Item 17.	Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)
The undersigned registrant hereby undertakes to file an application for the purpose of determining eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES
Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 7th day of August, 2026.

NATIONAL HEALTHCARE PROPERTIES, INC.

By:	/s/ Michael Anderson
Michael Anderson
Chief Executive Officer and President

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael Anderson and Andrew T. Babin as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement for National Healthcare Properties, Inc. on Form S-3 and all pre- and post-effective amendments to the Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and their substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Michael Anderson	Director, Chief Executive Officer and President (Principal Executive Officer)	August 7, 2026
Michael Anderson

/s/ Andrew T. Babin	Chief Financial Officer and Treasurer (Principal Financial Officer)	August 7, 2026
Andrew T. Babin

/s/ Ailin Park	Chief Accounting Officer (Principal Accounting Officer)	August 7, 2026
Ailin Park

/s/ Leslie D. Michelson	Non-Executive Chair	August 7, 2026
Leslie D. Michelson

/s/ Elizabeth K. Tuppeny	Independent Director	August 7, 2026
Elizabeth K. Tuppeny

/s/ B.J. Penn	Independent Director	August 7, 2026
B.J. Penn

/s/ Scott W. Humphrey	Independent Director	August 7, 2026
Scott W. Humphrey

/s/ Edward M. Weil, Jr.	Director	August 7, 2026
Edward M. Weil, Jr.